AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 23, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MILLENNIUM CHEMICALS INC.

(EXACT NAME OF CO-REGISTRANT ISSUER AS SPECIFIED IN ITS CHARTER)

MILLENNIUM AMERICA INC.

(EXACT NAME OF CO-REGISTRANT GUARANTOR AS SPECIFIED IN ITS CHARTER)

DELAWARE	2816
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)	(PRIMARY STANDARD INDUSTRIAL CLASSIFICATION CODE NUMBERS)

22-3436215	98-004579
(I.R.S. EMPLOYER IDENTIFICATION NO.)	(I.R.S. EMPLOYER IDENTIFICATION NO.)

MILLENNIUM CHEMICALS INC.	MILLENNIUM AMERICA INC.
20 WIGHT AVENUE, SUITE 100	20 WIGHT AVENUE, SUITE 100
HUNT VALLEY, MARYLAND 21030	HUNT VALLEY, MARYLAND 21030
(410) 229-4400	(410) 229-4400
(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF CO-REGISTRANTS’ PRINCIPAL EXECUTIVE OFFICES)

C. WILLIAM CARMEAN, ESQ.

SENIOR VICE PRESIDENT—GENERAL COUNSEL AND SECRETARY

MILLENNIUM CHEMICALS INC.

20 WIGHT AVENUE, SUITE 100

HUNT VALLEY, MARYLAND 21030

(410) 229-4400

(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF AGENT FOR SERVICE)

COPY TO:

STEPHEN H. COOPER, ESQ.

WEIL, GOTSHAL & MANGES LLP

767 FIFTH AVENUE

NEW YORK, NEW YORK 10153

(212) 310-8000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

If only the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee

4% Convertible Senior Debentures due 2023	$150,000,000	100%	$150,000,000	$19,005

Guarantee of the Debentures by Millennium America Inc.	(2)	(2)	(2)	(2)

Common Stock, par value $0.01 per share (3)	11,003,520	(3)	(3)	(4)

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act.
(2)	Pursuant to Rule 457(n) under the Act, no additional registration fee is being paid in respect of the guarantee. The guarantee does not trade separately.
(3)	Represents the maximum number of shares of common stock initially issuable upon conversion of the debentures registered hereby. For purposes of estimating the number of shares of common stock to be included in this registration statement upon conversion of the debentures, we calculated the number of shares of common stock issuable upon conversion of the debentures at the initial conversion price of $13.63, which equals a conversion rate of 73.3568 shares per $1,000 principal amount of the debentures. In addition to the shares of common stock set forth in the table above, pursuant to Rule 416 under the Securities Act, we are registering an indeterminate number of shares of common stock issuable upon conversion of the debentures by means of adjustment of the conversion price pursuant to the terms of the debentures.
(4)	Pursuant to Rule 457(i), there is no additional filing fee with respect to the shares of common stock issuable on conversion of the debentures because no additional consideration will be received by the registrant.

THE CO-REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE CO-REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SHALL SPECIFICALLY STATE THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities, nor is it soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 23, 2004

PROSPECTUS

$150,000,000

Millennium Chemicals Inc.

4% Convertible Senior Debentures

Unconditionally Guaranteed by Millennium America Inc.

We previously issued and sold $150,000,000 aggregate principal amount of 4% convertible senior debentures due 2023 in a private placement in reliance on an exemption from registration under the Securities Act of 1933, as amended. The initial purchasers of the debentures in that offering resold the debentures in reliance on an exemption from registration under Rule 144A under the Securities Act.

The debentures and the common stock into which the debentures are convertible may be offered and sold from time to time pursuant to this prospectus by the holders of those securities or by their transferees, pledgees, donees, or successors, all of which we refer to as selling security holders. The selling security holders may sell the securities directly to purchasers or through underwriters, broker-dealers or agents. If required at the time of a particular offering of securities by a selling security holder, a supplement to this prospectus will be circulated setting forth the name or names of any underwriters, broker-dealers or agents, any discounts, commissions or other terms constituting compensation for underwriters and any discounts, commissions or concessions that will be allowed or reallowed or paid to agents or broker-dealers. The selling security holders will receive all of the net proceeds from the sale of the securities pursuant to this prospectus and will pay all underwriting discounts and selling commissions, if any, applicable to any sale. We are responsible for the payment of other expenses incident to the registration of the securities. The selling security holders and any broker-dealers, agents or underwriters that participate in the distribution of any securities pursuant to this prospectus may be deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any sale of the securities may be deemed to be underwriting compensation under the Securities Act.

The debentures bear interest at the rate of 4% per annum. Interest on the debentures is payable on May 15 and November 15 of each year, beginning on May 15, 2004.

Holders may convert the debentures into shares of common stock of Millennium Chemicals Inc. at a conversion rate of 73.3568 shares per $1,000 principal amount of debentures (equal to a conversion price of approximately $13.63 per share), subject to adjustment upon certain events, under the following circumstances: (1) prior to November 15, 2018, during any fiscal quarter commencing after December 31, 2003 if the last reported sale price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the first trading day of such fiscal quarter is greater than 125% of the conversion price on such trading day, and on or after November 15, 2018, at any time after the last reported sales price of our common stock on any date is greater than 125% of the then current conversion price; (2) if the debentures are called for redemption; (3) upon the occurrence of certain corporate transactions; (4) during the five business day period after any ten consecutive trading day period in which the trading price per $1,000 principal amount of debentures for each day of that period was less than 98% of the product of the last reported sale price of our common stock and the conversion rate; or (5) upon certain credit rating events. After June 18, 2006, upon conversion, we will have the right to deliver, in lieu of common stock, cash or a combination of cash and common stock in the amounts described in this prospectus.

The debentures will mature on November 15, 2023, unless earlier converted, redeemed or repurchased by us. We may redeem some or all of the debentures in cash, at any time and from time to time, on or after November 15, 2010 at a redemption price equal to 100% of the principal amount of the debentures to be redeemed, plus accrued and unpaid interest to but excluding the redemption date. You may require us to repurchase some or all of your debentures at a repurchase price equal to 100% of the principal amount of the debentures plus accrued and unpaid interest to but excluding the applicable repurchase date on November 15, 2010, November 15, 2013 or November 15, 2018 or at any time prior to their maturity following a fundamental change as described in this prospectus. For any debentures that holders require us to repurchase, we may, at our option, pay the repurchase price in cash or shares of our common stock or any combination thereof.

The debentures are our senior unsecured obligations, ranking on a parity in right of payment with all our existing and future unsecured senior indebtedness, of which none is currently outstanding, other than our guarantees of the senior debt of our indirect subsidiary, Millennium America Inc., and our other general unsecured obligations. The debentures are fully and unconditionally guaranteed, on a senior unsecured basis, by Millennium America, but not by any of our other direct or indirect subsidiaries. Millennium America’s obligations under its guarantee rank on a parity in right of payment with all of its existing and future senior unsecured indebtedness, which aggregated $1,243 million at December 31, 2003. The debentures and the guarantee are effectively subordinated to Millennium America’s obligations under its secured bank credit agreement, and all indebtedness and liabilities of Millennium America’s subsidiaries and our subsidiaries.

Our common stock is listed on the New York Stock Exchange under the symbol “MCH.” The last reported sale price of our common stock on the New York Stock Exchange on March 22, 2004 was $11.75 per share.

This investment involves risks. See “ Risk Factors” beginning on page 8.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 , 2004

In making your investment decision, you should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it.

The selling security holders are offering to sell the debentures only in places where offers and sales are permitted.

You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the front cover of this prospectus or the date of the incorporated document, as applicable.

In this prospectus, “Millennium Chemicals,” “we,” “us” and “our” refer to Millennium Chemicals Inc. and its subsidiaries, “Issuer” refers solely to Millennium Chemicals Inc. and “Guarantor” and “Millennium America” refer solely to Millennium America Inc., in each case except where the context otherwise requires or as otherwise indicated.

INDUSTRY AND OTHER INFORMATION

Unless otherwise indicated, information contained in, or incorporated by reference in, this prospectus concerning the chemical industry, our general expectations concerning this industry and the market positions and market shares of us and Equistar Chemicals, LP (referred to in this prospectus as Equistar), a partnership in which we own a 29.5% interest, are based on estimates prepared by us using data from various sources, and on assumptions made by us, based on such data and our knowledge of the chemical industry. We have not independently verified data from industry sources and cannot guarantee its accuracy or completeness. In addition, we believe that data regarding the chemical industry and our and Equistar’s market positions and market shares within such industry provide general guidance but are inherently imprecise. Further, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

i

FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus that are not historical facts are, or may be deemed to be, “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by the use of forward-looking terminology such as “prospects,” “outlook,” “believes,” “estimates,” “intends,” “may,” “will,” “should,” “anticipates,” “expects” or “plans,” or the negative or other variation of these or similar words, or by discussion of trends and conditions, strategy or risks and uncertainties. In addition, from time to time, we or our representatives have made or may make forward-looking statements. Furthermore, these forward-looking statements may be included in various filings that we make with the Securities and Exchange Commission (SEC), in press releases or in oral statements made by or with the approval of one of our authorized executive officers.

These forward-looking statements are only present expectations and assumptions about future events. Actual events or results may differ materially. Factors that could cause such a difference include:

•	the cyclicality and volatility of the chemical industries in which we and Equistar operate, particularly fluctuations in the demand for ethylene, its derivatives and acetyls and the sensitivity of these industries to capacity additions;

•	general economic conditions in the geographic regions where we and Equistar generate sales, and the impact of government regulation and other external factors, in particular, the events in the Middle East;

•	the ability of Equistar to distribute cash to its partners and uncertainties arising from our shared control of Equistar and our contractual commitments regarding possible future capital contributions to Equistar;

•	changes in the cost of energy and raw materials, particularly natural gas and ethylene, and our and Equistar’s ability to pass on cost increases to our respective customers;

•	our substantial indebtedness and its impact on our cash flows, business operations and ability to obtain additional financing;

•	a failure to comply with the covenants and other restrictions in our debt instruments would lead to additional restrictions and costs, or an acceleration of our indebtedness;

•	limitations on credit extended to us and demands from creditors and suppliers for additional credit restrictions or security;

•	the ability of raw material suppliers to fulfill their commitments;

•	our and Equistar’s ability to achieve our productivity improvement, cost reduction and working capital targets without adversely affecting reliability or employee retention, and the occurrence of operating problems at our or Equistar’s manufacturing facilities;

•	risks of doing business outside the United States, including currency fluctuations;

•	the cost of compliance with the extensive environmental regulations affecting the chemical industry and exposure to liabilities for environmental remediation and other environmental matters relating to our and Equistar’s current and former operations;

•	pricing and other competitive pressures; and

•	legal proceedings relating to present and former operations (including proceedings based on alleged exposure to lead-based paints and lead pigments, asbestos and other materials), ongoing or future tax audits, pension and retiree medical costs and other claims.

We undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus.

ii

SUMMARY

The following summary provides an overview of selected information about us. This summary is qualified in its entirety by the more detailed information included or incorporated by reference in this prospectus, including our consolidated financial statements and the related notes thereto that are incorporated by reference in this prospectus. You should carefully consider the entire prospectus, including the “Risk Factors” section, before making an investment decision.

The Company

We are a major international chemical company, with leading market positions in a broad range of commodity, industrial, performance and specialty chemicals.

We have three business segments: Titanium Dioxide and Related Products; Acetyls; and Specialty Chemicals. We also own a 29.5% interest in Equistar, a joint venture owned by us and Lyondell Chemical Company. We account for our interest in Equistar as an equity investment.

We have leading market positions in the United States and the world:

•	Through our Titanium Dioxide and Related Products business segment, we are the second largest producer of titanium dioxide, or TiO2, in the world, with manufacturing facilities in the United States, the United Kingdom, France, Brazil and Australia. We are also the largest merchant seller of titanium tetrachloride, or TiCl4, in North America and Europe and a leading producer of zirconia, silica gel and cadmium-based pigments;

•	Through our Acetyls business segment, we are the second-largest producer of vinyl acetate monomer, or VAM, and acetic acid in North America and through our 85% interest in La Porte Methanol Company LP (La Porte Methanol Company), a partner in a leading U.S. producer of methanol;

•	Through our Specialty Chemicals business segment, we are a leading producer of terpene-based fragrance and flavor chemicals; and

•	Through our 29.5% interest in Equistar, we are a partner in the second-largest producer of ethylene and the third-largest producer of polyethylene in North America, and a leading producer of performance polymers, oxygenated chemicals, aromatics and specialty petrochemicals.

References to Millennium Chemicals’ and Equistar’s market positions, with the exception of Millennium Chemicals’ market position in the Specialty Chemicals business segment, are based on estimates of their respective production capacities, as compared to the production capacities of other industry participants. The reference to Millennium Chemicals’ market position with respect to the Specialty Chemicals business segment is based on sales volumes of the Specialty Chemicals business segment, as compared to the estimated sales volumes of its competitors.

Estimates of the production capacities of Millennium Chemicals and Equistar are based upon engineering assessments by Millennium Chemicals and Equistar, respectively, and estimates of the production capacities (and sales volumes) of other industry participants are based on publicly available information from a variety of industry sources. Actual production may vary depending on a number of factors including feedstocks, product mix, unscheduled maintenance and demand.

Millennium Chemicals was incorporated in 1996 as a Delaware corporation and our common stock is traded on the New York Stock Exchange under the symbol “MCH.” Our principal executive offices are located at 20 Wight Avenue, Suite 100, Hunt Valley, Maryland 21030, and our telephone number is (410) 229-4400. We maintain a website at http://www.millenniumchem.com. Information on our website does not constitute a part of this prospectus.

The Offering

The following summary contains basic information about the debentures and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the debentures, please refer to the section of this prospectus entitled “Description of Debentures.” For purposes of the description of debentures included in this prospectus, unless the context otherwise requires, references to “the company,” “issuer,” “Millennium Chemicals,” “we,” “us” and “our” refer only to Millennium Chemicals Inc. and do not include our subsidiaries.

Issuer	Millennium Chemicals Inc., a Delaware corporation.

Securities Offered	$150,000,000 principal amount of 4% Convertible Senior Debentures.

Maturity Date	November 15, 2023, unless earlier converted, redeemed or repurchased.

Guarantee	The debentures are irrevocably fully and unconditionally guaranteed (the “guarantee”) on an unsecured senior basis by Millennium America, a wholly-owned indirect subsidiary of Millennium Chemicals. The debentures are not guaranteed by any of Millennium Chemicals’ other subsidiaries. As of December 31, 2003, these subsidiaries held approximately 98% of Millennium Chemicals’ consolidated assets, and for the year ended December 31, 2003, these subsidiaries generated 100% of Millennium Chemicals’ consolidated net sales. See “Description of Debentures — Guarantee.”

Ranking	The debentures rank equally in right of payment with all of our existing and future senior indebtedness. The debentures are senior in right of payment to all of our existing and future subordinated indebtedness. The debentures are effectively subordinated to any of our and any of our subsidiaries’ secured indebtedness, to the extent of the value of the assets securing such debt. The debentures also are effectively subordinated to all existing and future indebtedness and other liabilities, including trade payables, lease obligations and preferred stock, if any, of each of our subsidiaries other than Millennium America.

Millennium America’s guarantee is a general unsecured senior obligation of Millennium America, ranks equally in right of payment with all existing and future senior indebtedness of Millennium America and is senior in right of payment to all future subordinated obligations of Millennium America. The guarantee is effectively subordinated to any secured indebtedness of Millennium Chemicals and its subsidiaries (including Millennium America) to the extent of the value of the assets securing such indebtedness and is effectively subordinated to all existing and future indebtedness and other liabilities, including trade payables, lease obligations and preferred stock of each subsidiary of Millennium Chemicals, other than Millennium America.

At December 31, 2003, there were outstanding:

•     $150 million of senior indebtedness of Millennium Chemicals (including the debentures and exclusive of guarantees of indebtedness in the amount of $1,295 million and undrawn outstanding standby letters of credit of $1 million), of which none was secured indebtedness;

•     $1,295 million of senior indebtedness of Millennium America (exclusive of unused commitments under our bank credit agreement, $19 million of undrawn outstanding standby letters of credit and guarantees of indebtedness in the amount of $150 million), of which $52 million was secured indebtedness;

• no subordinated obligations of Millennium Chemicals or Millennium America; and

•     $235 million of trade payables and $22 million of total indebtedness outstanding (exclusive of unused commitments under our bank credit agreement and $10 million of undrawn outstanding standby letters of credit and bank guarantees) of subsidiaries of Millennium Chemicals, other than Millennium America. In addition, since each of Millennium Chemicals and Millennium America conducts all of its operations through its subsidiaries, subsidiaries of Millennium Chemicals (other than Millennium America) had substantial operating liabilities.

We used the proceeds from the initial sale of the debentures (i) to repay $47 million of term loans outstanding under our bank credit agreement and (ii) to repay approximately $103 million of indebtedness under the revolving credit facility under our bank credit agreement.

Interest	4% per annum on the principal amount, payable semiannually in arrears on May 15 and November 15, beginning on May 15, 2004.

Conversion Rights	You may convert debentures into shares of our common stock at a conversion rate of 73.3568 shares per $1,000 principal amount of debentures (equal to a conversion price of approximately $13.63 per share), subject to adjustment, only under the following circumstances:

•     prior to November 15, 2018, during any fiscal quarter commencing after December 31, 2003 if the last reported sale price of our common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the first trading day of such fiscal quarter is greater than 125% of the conversion price on such trading day, and on or after November 15, 2018, at any time after the last reported sales price of our common stock on any date is greater than 125% of the then current conversion price;

• if those debentures have been called for redemption by us;

• upon the occurrence of specified corporate transactions described under “Description of Debentures — Conversion upon Specified Corporate Transactions”;

•      during the five business day period after any ten consecutive trading day period in which the trading price per $1,000 principal amount of debentures for each day of that period was less than 98% of the product of the last reported sale price of our common stock and the then current conversion rate; or

• upon the occurrence of specified credit rating events described under “Description of Debentures — Conversion upon Credit Rating Event.”

You will not receive any cash payment or additional shares representing accrued and unpaid interest upon conversion of a debenture, except in limited circumstances. Instead, interest will be deemed paid by the common stock issued to you upon conversion. Debentures called for redemption may be surrendered for conversion prior to the close of business on the second business day immediately preceding the redemption date.

Upon a surrender of your debentures for conversion on or after June 18, 2006, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of common stock in amounts described in this prospectus under “Description of Debentures — Conversion Rights.”

Sinking Fund	None.

Optional Redemption	Prior to November 15, 2010, the debentures will not be redeemable. On or after November 15, 2010, we may redeem for cash some or all of the debentures, at any time and from time to time, upon at least 30 days’ notice for a price equal to 100% of the principal amount of the debentures to be redeemed, plus any accrued and unpaid interest to but excluding the redemption date. We may also redeem all but not part of the debentures if there are specified changes in tax law at a redemption price equal to 100% of the principal amount of the debentures plus accrued and unpaid interest, liquidated damages and additional amounts thereon, if any, to the date of redemption. If we redeem the debentures under these circumstances prior to November 15, 2010, we will make an additional cash payment on the redeemed debentures equal to $295.77 per $1,000 principal amount of debentures, less the amount of any interest actually paid and accrued and unpaid interest on the debentures. See “Description of Debentures — Redemption for Changes in Withholding Taxes.”

Repurchase of Debentures by Us at the Option of the Holder

You may require us to repurchase some or all of your debentures on November 15, 2010, November 15, 2013 or November 15, 2018 at a repurchase price equal to 100% of the principal amount of the debentures being repurchased, plus any accrued and unpaid interest (including liquidated damages and additional amounts, if any) to but excluding the applicable repurchase date. We may, at our option, pay the repurchase price in cash or shares of our common stock (valued using the method set forth in “Description of Debentures — Repurchase of Debentures by Us at the Option of the Holder”) or a combination of cash and shares of our common stock, provided that we will pay any accrued and unpaid interest in cash.

Fundamental Change	If we undergo a fundamental change (as defined in this prospectus) prior to maturity of the debentures, you will have the right, at your option, to require us to repurchase some or all of your debentures at a repurchase price equal to 100% of the principal amount of the debentures being repurchased, plus any accrued and unpaid interest (including liquidated damages and additional amounts, if any) to but excluding the applicable repurchase date. We may, at our option, pay the repurchase price in cash or shares of our common stock (valued using the method set forth in “Description of Debentures — Repurchase of Debentures by Us at the Option of the Holder upon a Fundamental Change”) or a combination of cash and shares of our common stock, provided that we will pay any accrued and unpaid interest in cash.

Registration Rights	We have filed the shelf registration statement of which this prospectus is a part in satisfaction of an obligation to do so under a registration rights agreement between us and the initial purchasers of the debentures. If the registration statement has not become effective within the time period set forth in this prospectus, we have agreed to pay liquidated damages to holders of the debentures.

Use of Proceeds	We will not receive any of the proceeds of the sale by the selling security holders of the debentures or the common stock into which the debentures may be converted.

Book-Entry Form	The debentures were issued in book-entry form and are represented by global certificates deposited with, or on behalf of, The Depository Trust Company (DTC) and registered in the name of a nominee of DTC. Beneficial interests in any of the debentures are shown on, and transfers will be effected only through, records maintained by DTC or its nominee, and any such interests may not be exchanged for certificated securities except in limited circumstances.

Trading	The debentures originally sold in private placement transactions are eligible for trading in the PORTALSM Market of the National Association of Securities Dealers, Inc. Debentures sold using this prospectus, however, will no longer be eligible for trading in the PORTALSM Market. We do not intend to list the debentures on any other national securities exchange or in any automated quotation system.

New York Stock Exchange Symbol for Our Common Stock	“MCH.”

RISK FACTORS

You should consider the following risk factors, in addition to the other information presented in this prospectus and the documents incorporated by reference in this prospectus, in evaluating us, our business and an investment in the debentures. Any of the following risks, as well as other risks and uncertainties, could seriously harm our business and financial results and cause the value of the debentures and common stock issuable upon conversion of the debentures to decline, which in turn could cause you to lose all or part of your investment.

Risks Relating to Our Business

The cyclicality and volatility of the chemical industry may adversely affect our income and cash flow levels, and may cause fluctuations in our results of operations.

Our income and cash flow levels reflect the cyclical nature of the chemical industries in which we operate. Certain of these industries are mature and sensitive to cyclical supply and demand balances. In particular, the markets for ethylene and polyethylene, in which we participate through our interest in Equistar, are highly cyclical, resulting in volatile profits and cash flow over the business cycle. Further, the global markets for TiO2, VAM, acetic acid and our specialty chemicals are cyclical, although to a lesser degree. The balance of supply and demand in the markets in which we and Equistar do business, as well as the level of inventories held by downstream customers, has a direct effect on the sales volumes and prices of our products as well as Equistar’s. For example, if supply exceeds demand, producers are often pressured to maintain sales volumes with customers and, consequently, pressure to reduce prices may result. This is especially true in periods of economic decline or uncertainty, when demand may be limited and the economic conditions create caution on the part of customers to build inventory. Reaction by producers, including us and Equistar, is dependent on the particular circumstances in effect at the time, but could include meeting competitive price reductions, short-term curtailment of production, and longer-term temporary or permanent plant shutdowns. In contrast, we believe that, over a business cycle, the markets for specialty chemicals are generally more stable in terms of industry demand, selling prices and operating margins.

Demand for TiO2 is influenced by changes in the gross domestic product of various regions of the world and has fluctuated from year to year. The industry is also sensitive to changes in its customers’ marketplaces, which are primarily the paint and coatings, plastics and paper industries. In recent history, consolidations and negative business conditions within certain of those industries have put pressure on TiO2 prices as companies compete to keep volumes placed.

Demand for ethylene, its derivatives and acetyls has fluctuated from year to year. These industry segments are particularly sensitive to capacity additions. Producers have historically experienced alternating periods of inadequate capacity, resulting in increased selling prices and operating margins, followed by periods of large capacity additions, resulting in declining capacity utilization rates, selling prices and operating margins. Profitability is further influenced by fluctuations in the price of feedstocks for ethylene, which generally follow price trends for crude oil or natural gas.

Currently, there is ongoing overcapacity in the petrochemical and polymer industries, as a number of Equistar’s competitors in various segments of the petrochemical and polymer industries have added capacity and demand growth has lagged behind rates experienced historically. There can be no assurance that future growth in product demand will be sufficient to utilize current or any additional capacity. Excess petrochemical and polymer industry capacity has depressed, and may continue to depress, Equistar’s volumes and margins. The global economic and political environment continues to be uncertain, contributing to low petrochemical and polymer industry operating rates, adding to the volatility of raw material and energy costs, and forestalling the industry’s recovery from trough conditions, all of which is placing, and may continue to place, pressure on Equistar’s results of operations. As a result of excess petrochemical and polymer industry capacity, and weak demand for products, as well as rising energy costs and raw material prices, Equistar’s operating income has declined and may remain volatile.

Different facilities may have differing operating rates from period-to-period depending on supply and demand for the product produced at the facility during that period, which may be affected by many factors, such as energy costs, feedstock costs and transportation costs. As a result, individual facilities may be operated below or above rated capacities, may be idled or may be shut down and restarted in any period. It is possible that lower demand in the future will cause us to reduce operating rates.

Our business and Equistar’s business are subject to material fluctuations due to external factors which may negatively affect our and Equistar’s financial condition and results of operations.

External factors beyond our control, such as general economic conditions, weather, competitor actions, international events and governmental regulation in the United States and abroad, can cause fluctuations in demand for our products, fluctuations in prices and margins and volatility in the price of raw materials that we purchase. In particular, demand within the primary end-markets for our and Equistar’s products is generally a function of regional economic conditions in geographic areas in which sales are generated. In addition, our business depends on the free flow of products and services through the channels of commerce. In response to terrorists’ activities and threats aimed at the United States, transportation, mail, financial and other services have been slowed. Further delays or stoppages in transportation, mail, financial and other services could have a material adverse effect on our business, results of operations and financial condition. Furthermore, we may experience an increase in operating costs, such as costs for transportation, insurance and security as a result of these activities and threats. To the extent the U.S. economy is adversely affected by terrorist activities and potential activities, and other international issues such as SARS and its impact on the international business environment, any economic downturn could adversely impact our results of operations, impair our ability to raise capital or otherwise adversely affect our business. These external factors can magnify the impact of industry cycles. For example, third quarter 2003 TiO2 sales volume was lower than third quarter 2002 sales volume, as uncertain economic conditions and unscheduled operating disruptions resulting from the European heat wave, the power blackout in the Northeast region of the U.S. and Hurricane Isabel impacted our business. As a result, our income and cash flow are subject to material fluctuations. Any cash distributions we may expect to receive from Equistar may be affected by the same or similar external factors.

Our participation in the Equistar joint venture exposes us to risks of shared control and future capital commitments which, among other things, may adversely affect Equistar’s business or our results of operations.

We rely, in part, on cash distributions from Equistar. We did not receive any cash distributions from Equistar during 2001, 2002, or 2003, and we do not expect to receive any distributions in the next 12 months. Our cash flow could be adversely affected by actions taken by Equistar or Lyondell, our partner in Equistar, or by conditions that affect Equistar or its business. In particular, if Lyondell does not fulfill its obligations under the Equistar partnership agreement, Equistar may not be able to operate according to its business plan. If this were to occur, our results of operations could be adversely affected. In addition, although unanimous consent of both us and Lyondell is required for aggregate partner contributions not contemplated by an approved strategic plan that exceed $100 million in any given year or $300 million in a five-year period, we may be required, without our consent, to contribute amounts up to our pro rata portion of such amounts or an unlimited amount to allow Equistar to achieve or maintain compliance with certain health, safety and environmental laws. If we fail to contribute these amounts, we may have to sell our interest in Equistar to Lyondell at a price or on terms which may be unfavorable to us.

Rising costs of energy and other raw materials may result in increased operating expenses and reduced results of operations.

We and Equistar purchase large amounts of raw materials for our respective businesses. The cost of these materials, in the aggregate, represents a substantial portion of our operating expenses. The prices and availability of these raw materials vary with market conditions and may be highly volatile. In addition, we and Equistar use large amounts of energy in our respective operations. The benchmark prices of crude oil and natural gas were on average significantly higher in 2003 than in 2002, reflecting rapid increases in early 2003. As these costs rise, operating expenses will likely increase and could have a particularly negative impact on Equistar and our Acetyls business segment. From time to time, we and Equistar may enter into transactions to manage the volatility of such costs, but we cannot assure you that these actions will have a favorable impact on our results of operations nor can we assure you that we will continue to enter into such transactions in the future. Energy costs remain volatile.

There have been in the past, and will likely be in the future, periods of time when we are unable to pass raw material price increases on to our customers in whole or in part. Customer consolidation in our TiO2 business has made it more difficult to pass costs along to customers, so that increased raw material prices negatively affect our operating margins.

In our Titanium Dioxide and Related Products business segment, titanium-bearing ores are our primary raw materials, but we also purchase large quantities of chlorine, sulfuric acid, caustic soda, petroleum products and metallurgical coke, aluminum, sodium silicate, oxygen and nitrogen. In our Acetyls business segment, our primary raw materials are natural gas, carbon monoxide, methanol and ethylene, and in our Specialty Chemicals business segment, our primary raw materials are crude sulfate turpentine, or CST, and gum turpentine or their derivatives. In addition, Equistar purchases petroleum liquids, including naptha, condensates and gas oils and natural gas liquids, including ethane, propane and butane.

We use natural gas as a feedstock and as a source of energy. Fluctuations in the price of natural gas affect our operating expenses which, in turn, affect our results of operations. Our Acetyls business segment has the largest exposure to natural gas costs. Our Titanium Dioxide and Related Products and Specialty Chemicals business segments are impacted to a lesser extent.

The cost of raw materials and energy used in Equistar’s business represent a substantial portion of Equistar’s operating expenses. These costs generally follow the prices for natural gas and crude oil. Due to the commodity nature of most of Equistar’s products, Equistar is generally not able to protect its market position by product differentiation and may not be able to pass on all cost increases to its customers. Accordingly, increases in raw material and other costs may not necessarily correlate with changes in product prices, either in the direction of the price change or in magnitude. As a result, changes in the prices of commodities and raw materials and other costs will affect Equistar’s income and cash flow which will, in turn, affect our financial condition and results of operations.

In addition, higher natural gas prices adversely affect the international competitiveness of many U.S. chemical producers since they are more reliant on natural gas and natural gas liquids as an energy source and as a raw material. This not only adversely impacts Equistar’s exports but also increases the availability of chemicals in North America, resulting in excess supply and lower prices. The price of natural gas produced on the U.S. gulf coast has increased substantially over the past few years. As long as prices remain high, U.S. users of natural gas will remain less competitive with users of lower priced natural gas produced in other regions of the world.

We have a limited number of suppliers for some of our raw materials, and if one of these suppliers were unable to meet its obligations, we could incur supply shortages or price increases for our raw materials.

We have a limited number of suppliers for some of our raw materials, and the number of sources for and availability of raw materials is specific to the particular geographic region in which a facility is located. In 2003, we and our consolidated subsidiaries purchased 71% of our titanium-bearing ores from two suppliers, Rio Tinto Iron & Titanium Inc. (through its affiliates Richards Bay Iron & Titanium (Proprietary) Limited and QIT-Fer et Titane Inc.) and Iluka Resources Limited under multiple year contractual commitments. In addition, we obtain chlorine and caustic soda exclusively from one supplier for our Australian operations under a long-term supply agreement. For our other TiO2 manufacturing plants, there are multiple suppliers for these raw materials and they are generally purchased through short-term contracts. We also purchase all of our ethylene requirements from

Equistar under a supply contract based on market prices. In addition, we purchase all of our carbon monoxide from Linde AG pursuant to a long-term contract based primarily on the cost of production. Each of the chloride TiO2 manufacturing plants has long-term supply agreements for oxygen and nitrogen through either ‘over the fence’ suppliers dedicated to the site or through a direct pipeline arrangement. Each of these contracts is an exclusive supply contract. Accordingly, if one of these suppliers were unable to meet its obligations under present supply arrangements, we could suffer reduced supplies or be forced to incur increased prices for our raw materials.

Equistar purchases the majority of its natural gas and petroleum liquids requirements through contractual arrangements from a variety of third-party domestic and foreign sources, as well as on the spot market from third-party domestic and foreign sources.

Operating problems in our or Equistar’s business or our inability to achieve productivity improvements, cost reductions and working capital targets without adversely affecting reliability or employee retention may materially adversely affect our productivity and profitability.

The occurrence of material operating problems at our or Equistar’s facilities, including, but not limited to, the events described below, may have a material adverse effect on the productivity and profitability of a particular manufacturing facility, or on our or Equistar’s operations as a whole, during and after the period of such operational difficulties. Our income is dependent on the continued operation of our and Equistar’s various production facilities and the ability to complete construction projects on schedule. Our and Equistar’s manufacturing operations are subject to the usual hazards associated with chemical manufacturing and the related storage and transportation of raw materials, products and wastes, including pipeline leaks and ruptures, explosions, fires, inclement weather and natural disasters, mechanical failure, unscheduled downtime, labor difficulties, transportation interruptions and environmental hazards, such as chemical spills, discharges or releases of toxic or hazardous substances or gases, storage tank leaks and matters resulting from remedial activities. These hazards can cause personal injury and loss of life, severe damage to or destruction of property and equipment and environmental contamination and other environmental damage, and may result in suspension of operations and the imposition of civil or criminal penalties. Furthermore, we and Equistar are also subject to present and future claims with respect to workplace exposure, workers’ compensation and other matters. Our attempts to achieve productivity improvements, cost reductions and working capital targets may adversely impact reliability and employee retention.

Because our operations are conducted worldwide, they are affected by risks of doing business abroad, including currency risk.

We and our consolidated subsidiaries generate revenue from export sales, or sales by our domestic operations to customers outside of the United States, as well as from operations conducted outside the United States. We sell our products to more than 90 countries. Sales from within the United States to foreign customers amounted to approximately 16% of total revenues in 2003. Revenue from non-United States operations amounted to approximately 46% of total revenues in 2003, principally reflecting the operations of the Titanium Dioxide and Related Products business segment in Europe, Brazil and Western Australia. Identifiable assets of the non-United States operations represented 41% of total identifiable assets at December 31, 2003, principally reflecting the assets of these operations. In addition, we obtain a portion of our principal raw materials from sources outside the United States. Ores used in the production of TiO2 are obtained from suppliers in South Africa, Australia, Canada and the Ukraine, along with that from our own mining operations in Brazil, and a portion of our requirements of CST and gum turpentine and its derivatives is obtained from suppliers in South America, and in the past they have fulfilled a portion of these requirements from Indonesia and other Asian countries as well as Europe.

Our international operations are subject to the risks of doing business abroad, including fluctuations in currency exchange rates, transportation delays and interruptions, political and economic instability and disruptions, restrictions on the transfer of funds, the imposition of duties and tariffs, import and export controls, changes in governmental policies, labor unrest and current and changing regulatory environments. These events could have an adverse effect on our international operations in the future by reducing the demand for our products, decreasing the prices at which we can sell our products or otherwise having an adverse effect on our business, financial condition or results of operations. We cannot assure you that we will continue to be found to be operating in compliance with applicable customs, currency exchange control regulations, transfer pricing regulations or any other laws or regulations to which we may be subject. We also cannot assure you that these laws will not be modified, the result of which may be to prevent our foreign subsidiaries from transferring sufficient cash to Millennium Chemicals to permit Millennium America to service and repay our debt.

The functional currency of each of our non-United States operations (principally, the operations of our Titanium Dioxide and Related Products business segment in the United Kingdom, France, Brazil and Australia) is generally the local currency. Exchange rates between these currencies and U.S. dollars in recent years have fluctuated significantly and may do so in the future. As a result of translating the functional currency financial statements of our foreign subsidiaries into United States dollars, consolidated shareholders’ deficit decreased approximately $128 million during 2003 and $27 million during 2002. Future events, which may significantly increase or decrease the risk of future movement in foreign currencies in which we conduct our business, cannot be predicted.

In addition, we and our consolidated subsidiaries generate revenue from export sales and operations conducted outside the United States that may be denominated in currencies other than the relevant functional currency. We and our consolidated subsidiaries hedge certain revenues and costs to minimize the impact of changes in the exchange rates of those currencies compared to the respective functional currencies. We do not use derivative financial instruments for trading or speculative purposes. Net foreign currency transactions aggregated a loss of $2 million in 2003 and a gain of $3 million in 2002. It is possible that fluctuations in foreign exchange rates will have a negative effect on our results of operations.

We sell our products in mature and highly competitive industries and face price pressure in the markets in which we operate.

The global markets in which our chemical businesses and the businesses of Equistar operate are highly competitive. Competition is based on a number of factors, such as price, product quality and service. Some of our competitors may be able to drive down prices for our products because they have costs that are lower than ours. In addition, some of our competitors may have greater financial, technological and other resources than ours, and may be better able to withstand changes in market conditions. Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements than we can. Further, consolidation of our competitors or customers in any of the industries in which we compete may have an adverse effect on us. The occurrence of any of these events could adversely affect our financial condition and results of operations.

We and Equistar are subject to extensive environmental regulations and environmental liabilities that could require us to expend material amounts in compliance, remediation, litigation and settlement costs and judgments.

Both our operations and those of Equistar are subject to extensive requirements concerning the protection of the environment, including those governing discharges of pollutants in the air and water, the generation, management and disposal of hazardous substances and wastes and other materials and the remediation of contamination and contaminated sites. Those operations include chemical manufacturing plants and the distribution of chemical products and involve the handling and use of hazardous substances. We and Equistar could incur material liabilities, including clean-up costs, fines and civil and criminal sanctions and claims by third parties for property damage and personal injury, as a result of violations of or liabilities under environmental laws with respect to our operations and those of Equistar. In addition, potentially significant expenditures, including facility related expenditures, could be required in connection with any investigation and remediation of threatened or actual pollution, increases in production that trigger more stringent requirements under existing environmental laws, or requirements under future environmental laws.

Equistar’s principal executive offices and many of its plants are located in and around Houston, Texas. The eight-county Houston/Galveston region has been designated a severe non-attainment area for ozone by the United States Environmental Protection Agency, or EPA. In December 2000, the Texas Commission on Environmental Quality, or the TCEQ, submitted a plan to the EPA requiring the eight-county Houston/Galveston, Texas area to come into compliance with the National Ambient Air Quality Standard for ozone by 2007. These requirements, if implemented, would mandate significant reductions of nitrogen oxide, or NOx, emissions. In December 2002, the TCEQ adopted revised rules, which changed the required NOx emission reduction levels from 90% to 80% while requiring new controls on emissions of highly reactive volatile organic compounds, or HRVOCs, such as ethylene, propylene, butadiene and butanes. The TCEQ plans to make a final review of these rules, with final rule revisions to be adopted by October 2004. These new rules still require approval by the EPA. Based on the 80% NOx reduction requirement, Equistar estimates that its aggregate related capital expenditures could total between $165 million and $200 million before the 2007 deadline, and could result in higher annual operating costs. This result could potentially affect cash distributions from Equistar to the Company. Equistar’s spending through December 31, 2003 totaled $69 million. Equistar is still assessing the impact of the new HRVOC control requirements. The timing and amount of these expenditures are subject to regulatory and other uncertainties, as well as obtaining the necessary permits and approvals. At this time, there can be no guarantee as to the ultimate capital cost of implementing any final plan developed to ensure ozone attainment by the 2007 deadline.

We and certain of our subsidiaries have been named as defendants, potentially responsible parties, or PRPs, or both, in a number of cleanup proceedings with respect to various sites, including offsite waste disposal sites and facilities currently or formerly owned or operated by our current or former subsidiaries or their predecessors. In the most significant of these proceedings, a subsidiary is named as one of four PRPs at the Kalamazoo River Superfund Site in Michigan. The site involves contamination of river sediments and floodplain soils with polychlorinated biphenyls. Originally commenced on December 2, 1987 in the United States District Court for the Western District of Michigan as Kelly v. Allied Paper, Inc. et al., the matter was stayed and is being addressed under the Comprehensive Environmental Response, Compensation and Liability Act. In October 2000, the Kalamazoo River Study Group, or KRSG, of which one of the Company’s subsidiaries is a member, submitted to the State of Michigan a Draft Remedial Investigation and Draft Feasibility Study, which we refer to as the Draft Study, which evaluated a number of remedial options and recommended a remedy involving the stabilization of several miles of river bank and the long-term monitoring of river sediments at a total collective cost of approximately $73 million. The five remedial options considered in the Draft Study range from no action to total dredging of the river and off-site disposal of the dredged materials. In February 2001, the PRPs, at the request of the State of Michigan, also evaluated nine additional potential remedies. The cost for these remedial options ranged from $0 to $2.5 billion; however, the Company strongly believes that the likelihood of the cost being either $0 or $2.5 billion is remote. During 2001, additional sampling activities were performed in discrete parts of the river. At the end of 2001, the EPA took responsibility for the site at the request of the State. While the State has submitted negative comments to the EPA on the Draft Study, the EPA has yet to comment. Previously, the Company estimated its liability at this site based upon the KRSG Draft Study’s recommended remedy. Based on an interim allocation, the Company is paying 35% of costs for the river portion of the investigation. Guidance as to how the EPA will likely proceed with any further evaluation and remediation at the Kalamazoo site is not expected until late 2004 at the earliest. At the point in time when the EPA announces how it intends to proceed with any such evaluation and remediation, the Company’s estimate of its liability at the Kalamazoo site will be re-evaluated. The Company’s ultimate liability for the Kalamazoo site will depend on many other factors that have not yet been determined, including the ultimate remedy selected by the EPA, the number and financial viability of the other members of the KRSG as well as of other PRPs outside the KRSG, and the determination of the final allocation among the members of the KRSG and other PRPs. Recently, the EPA identified 14 private entities and 7 municipalities and sent them formal requests for information regarding their possible connection with the Kalamazoo site.

While we believe that our businesses and the businesses of Equistar generally operate in compliance with applicable environmental requirements and that we and Equistar, respectively, maintain adequate reserves regarding our respective remediation obligations and the environmental proceedings in which we, our subsidiaries or Equistar have been named as defendants or potentially responsible parties, the actual costs and liabilities for environmental matters will not exceed the forecasted amounts or that the estimates made with respect to indemnification obligations will be accurate. It is also possible that costs will be incurred with respect to sites or indemnification obligations that currently are unknown, or as to which it is currently not possible to make or estimate.

Proceedings relating to the alleged exposure to lead-based paints and lead pigments could require us to expend material amounts in litigation and settlement costs and judgments.

Together with other alleged past manufacturers of lead-based paint and lead pigments for use in paint, we have been named as defendants in various legal proceedings alleging that we and other manufacturers are responsible for personal injury, property damage, and remediation costs allegedly associated with the use of these products. The plaintiffs in these legal proceedings include municipalities, counties, school districts, individuals and the State of Rhode Island, and seek recovery under a variety of theories, including negligence, failure to warn, breach of warranty, conspiracy, market share liability, fraud, misrepresentation and nuisance. All these legal proceedings are in various pre-trial, post-trial and post-dismissal settings, some of which are on appeal. The first phase of a proposed multi-phase trial in the Rhode Island proceeding commenced on September 4, 2002. On October 29, 2002, the judge in that case declared a mistrial after the jury declared itself deadlocked. The sole issue before the jury was whether lead pigment in paint in and on Rhode Island buildings constituted a “public nuisance.” This case is tentatively set to be tried on April 6, 2005. An order is anticipated from the court specifying the additional issues to be considered by the jury in the retrial beyond the public nuisance questions considered by the jury in the first trial.

While we believe that we have valid defenses to all the lead-based paint and lead pigment proceedings and are vigorously defending them, litigation is inherently subject to many uncertainties. Additional lead-based paint and lead pigment litigation may be filed against us in the future asserting similar or different legal theories and seeking similar or different types of damages and relief, and any adverse court rulings or determinations of liability, among other factors, could affect this litigation by encouraging an increase in the number of future claims and proceedings. In addition, from time to time, legislation and administrative regulations have been enacted or proposed to impose obligations on present and former manufacturers of lead-based paint and lead pigment respecting asserted health concerns associated with such products or to overturn successful court decisions.

We are unable to predict the outcome of lead-based paint and lead pigment litigation, the number or nature of possible future claims and proceedings, and the effect that any legislation and/or administrative regulations may have on the litigation against us. In addition, management cannot reasonably estimate the scope or amount of the costs and potential liabilities related to such litigation, or any such legislation and regulations. Thus, any liability we incur with respect to pending or future lead-based paint or lead pigment litigation, or any legislation or regulations, could have a material impact on the Company’s consolidated financial position, results of operations or cash flows. In addition, we have not accrued any liabilities for judgments or settlements resulting from lead-based paint and lead pigment litigation.

Other proceedings and claims could require us to expend material amounts in litigation, settlement costs and judgments and other obligations.

In addition to the environmental matters and lead-based paint and lead pigment litigation referred to above, we and certain of our subsidiaries are defendants in a number of pending legal proceedings relating to present and former operations. Several of these legal proceedings allege injurious exposure of the plaintiffs to various chemicals and other materials on the premises of, or manufactured by, our current and former subsidiaries, including asbestos. For example, Millennium Petrochemicals is one of a number of defendants in approximately 95 active, premises-based asbestos cases in Texas, Illinois and Indiana (i.e., where the alleged exposure to asbestos-containing materials was to employees of third-party contractors or subcontractors on the premises of certain facilities, and did not relate to any products manufactured or sold by us or any of our predecessors), typically involving multiple plaintiffs. We are responsible for these cases under our agreements with Equistar which require Millennium Petrochemicals to assume responsibility and indemnify Equistar for them; however, under these agreements, Equistar will be required to assume responsibility and indemnify Millennium Petrochemicals for any such claims filed on or after December 1, 2004. In addition, Millennium Inorganic Chemicals are one of a number of defendants in 80 asbestos cases filed in late 2003 in Baltimore County, Maryland. Approximately half of these claims are on the active docket and half are on an inactive docket of claims for which no legal obligations attach and no defense costs are being incurred. With respect to the active docket claims, at the current rate, cases filed in 2003 are not likely to be scheduled to be tried for at least 10 years. To date, no premises-based asbestos case has been tried in the State of Maryland. Defunct indirect subsidiaries are among a number of defendants in 65 premises-based asbestos cases in Texas. Additional cases may be filed in the future for which we may be responsible, and any liability we incur with respect to any present or future asbestos cases against us may be material to us (including taking into account insurance, which will not be available for most of these cases).

On January 16, 2002, Slidell Inc. filed a lawsuit against Millennium Inorganic Chemicals Inc. alleging breach of contract and other related causes of action arising out of a contract between the two parties for the supply of packaging equipment. We believe we have substantial defenses to these allegations and have filed a counterclaim against Slidell.

We believe that we have valid defenses to the legal proceedings described above and intend to defend these legal proceedings vigorously. We also have indemnity rights for some of these proceedings to reimburse us for certain legal expenses and to offset certain amounts deemed to be owed in the event of an unfavorable litigation outcome. An unfavorable outcome in one or more of these proceedings could have a material impact on our consolidated financial position, results of operations or cash flows.

We also have significant obligations under defined benefit pension plans and retiree medical programs for the present and former employees of our current and former businesses. The impact of payments needed to fund these obligations on us depends on factors beyond our control, including the value of investments in our pension trusts, interest rates and the costs of providing medical care in the future.

Risks Relating to the Debentures

Our substantial indebtedness causes us to have significant debt service obligations, which reduces our cash flow available to fund operations.

We and our consolidated subsidiaries have substantial indebtedness and, as a result, significant debt service obligations. As of December 31, 2003, our total indebtedness outstanding aggregated approximately $1,467 million (excluding unused commitments and $30 million of outstanding undrawn standby letters of credit and bank guarantees), representing approximately 105% of our total capitalization, and we had total shareholders’ deficit of $73 million. For the year ended December 31, 2003, our interest expense was $98 million and we had insufficient earnings to cover fixed charges during that period. As of December 31, 2003, we could also incur $79 million of additional debt under our $150 million revolving credit facility under our bank credit agreement, giving effect to its amendment as described below under “Description of Other Indebtedness — Bank Credit Agreement.” In addition, our debt instruments permit us and our consolidated subsidiaries to incur or guarantee certain additional indebtedness, subject to certain limitations. Our debt service obligations reduce our cash flow available to fund our operations and future business requirements.

Our substantial indebtedness could adversely affect our ability to operate our business and limit our ability to obtain additional financing.

The degree of our leverage could have significant consequences for us and the holders of our debt and equity, including:

•	limiting our ability to obtain additional financing on satisfactory terms to fund our business and operations;

•	increasing our vulnerability to general economic downturns and adverse competitive and industry conditions, which could place us at a competitive disadvantage;

•	reducing the availability of our cash flow to fund our business operations because we will be required to use a substantial portion of our cash flow to service our debt obligations;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the chemical industry; and,

•	reducing our credit rating with various credit rating agencies which could trigger default provisions under agreements that contain debt trigger provisions, limit our ability to access capital, add to the cost of obtaining capital and cause concern among our suppliers resulting in requests from suppliers for credit enhancements such as shorter credit terms, funds on deposit or letters of credit, any of which could reduce our ability to borrow additional amounts under our debt instruments and increase costs.

Servicing our debt obligations requires a significant amount of cash, and our ability to generate cash depends on many factors beyond our control.

Our ability to satisfy our debt service obligations will depend, among other things, upon our future operating performance, the future operating performance of Equistar and our ability to refinance indebtedness when necessary. Each of these factors is to a large extent dependent on economic, financial, competitive and other factors beyond our control. The amount of cash distributions we receive from Equistar will be affected by its results of operations and cash flow and by the agreements under which it operates. We did not receive any cash distributions from Equistar during 2001, 2002, or 2003, and we do not expect to receive any distributions during the next 12 months. If, in the future, we cannot generate sufficient cash from our operations and from Equistar to meet our debt service obligations, we may need to reduce or delay capital expenditures or curtail research and development efforts. In addition, we may need to refinance our debt, obtain additional financing or sell assets, which we may not be able to do on commercially reasonable terms, if at all. We cannot assure you that our business or that of Equistar will generate sufficient cash flow, or that we will be able to obtain funding, sufficient to satisfy our debt service obligations.

Restrictions imposed by our debt instruments may limit our ability to finance future operations or capital needs or engage in other business activities that may be in our interest. Our failure to comply with these restrictions could lead to an acceleration of our indebtedness.

Our debt instruments contain numerous financial and operating covenants that, among other things, limit our and our subsidiaries’ ability to (1) incur additional indebtedness, (2) repurchase or redeem capital stock, (3) create liens or other encumbrances, (4) redeem debt that is junior in right of payment to the notes, (5) make certain payments and investments, including dividend payments, (6) enter into sale/leaseback transactions, (7) sell or otherwise dispose of assets, (8) merge or consolidate with other entities or (9) engage in certain transactions with subsidiaries and affiliates and otherwise restrict corporate activities.

Agreements governing future indebtedness could also contain significant financial and operating restrictions. Our ability to comply with these restrictions may be affected by factors beyond our control.

We may not have the ability to raise the funds necessary to repurchase the debentures upon a fundamental change or on any other repurchase date, as required by the indenture governing the debentures.

On November 15, 2010, November 15, 2013 and November 15, 2018, or following a fundamental change as described under “Description of Debentures — Repurchase of Debentures of Us at the Option of the Holder upon a Fundamental Change,” holders of debentures may require us to repurchase their debentures. A fundamental change may also constitute an event of default under, and result in the acceleration of the maturity of, our then existing indebtedness. We cannot assure you that we will have sufficient financial resources or that we will be able to arrange financing to pay the repurchase price in cash with respect to any debentures tendered by holders for repurchase on any of these dates or upon a fundamental change.

In addition, restrictions in our then existing credit facilities or other indebtedness may not allow us to repurchase the debentures. Our failure to repurchase the debentures when required would result in an event of default with respect to the debentures. Such an event of default could negatively affect the trading price of the debentures and our common stock because the event of default could lead to the principal and accrued and unpaid interest on the outstanding debentures becoming immediately due and payable.

Millennium America and Millennium Chemicals are holding companies and depend on the receipt of dividends or other payments from their subsidiaries to pay the principal of and interest on the debentures.

Each of Millennium America and Millennium Chemicals is a holding company, the primary asset of which is 100% of the outstanding capital stock of an intermediate holding company, which, in turn, is the direct or indirect parent of numerous subsidiaries. Millennium America will unconditionally guarantee the debentures on a senior unsecured basis. Each of Millennium Chemicals, in repaying its indebtedness with respect to the debentures, and Millennium America, in satisfying its obligations under its guarantee of the debentures, must rely on cash flows from its respective subsidiaries, including dividends or other payments. Millennium America has no ownership interest in a number of subsidiaries of Millennium Chemicals, including those that own the U.K., French, Australian and Brazilian TiO2 operations.

The ability of Millennium Chemicals’ and Millennium America’s subsidiaries to make payments to Millennium Chemicals and Millennium America, respectively, is subject to, among other things, applicable state and foreign corporate laws and other laws and regulations. State corporate law applicable to Millennium America’s principal subsidiaries generally prohibits the payment of dividends by any subsidiary unless the subsidiary has capital surplus or net profits in the current or immediately preceding year.

The trading prices of the debentures could be significantly affected by the trading prices of our common stock.

We expect that the trading prices of the debentures in the secondary market will be significantly affected by the trading prices of our common stock, the general level of interest rates and our credit quality. The market price of our common stock may be volatile. This may result in greater volatility in the trading prices of the debentures than would be expected for nonconvertible debt securities. It is impossible to predict whether the price of our common stock or interest rates will rise or fall.

Trading prices of our common stock will be influenced by our operating results and prospects and by economic, financial, regulatory and other factors. In addition, general market conditions, including the level of, and fluctuations in, the trading prices of stocks generally, and sales of substantial amounts of common stock by us in the market after the offering of the debentures, or the perception that such sales may occur, could affect the price of our common stock.

The debentures are not secured by any of our assets. However, our bank credit agreement is secured and, therefore, our bank lenders will have a prior claim on certain of our assets.

The debentures are not secured by any of our assets. However, our bank credit agreement is secured by (1) a pledge of 100% of the stock of Millennium Chemicals’ existing and future domestic subsidiaries, including Millennium America, and 65% of the stock of Millennium Chemicals’ existing and future first-tier foreign subsidiaries, in both cases other than subsidiaries that hold immaterial assets, (2) all the equity interests held by Millennium Chemicals’ subsidiaries in Equistar and La Porte Methanol Company (which pledge is limited to the right to receive distributions made by Equistar and La Porte Methanol Company, respectively), and (3) all present and future accounts receivable, intercompany indebtedness and inventory of Millennium America and its domestic subsidiaries other than subsidiaries that hold immaterial assets. If we become insolvent or are liquidated, or if payment under any of the instruments governing our secured debt is accelerated, the lenders under these instruments will be entitled to exercise the remedies available to a secured lender under applicable law and pursuant to instruments governing such debt. Accordingly, the lenders will have a prior claim on our assets. In that event, because the debentures are not secured by any of our assets, it is possible that our remaining assets might be insufficient to satisfy your claims in full.

Claims of creditors of subsidiaries of Millennium Chemicals and Millennium America as well as creditors of Equistar, may have priority over claims of holders of the debentures with respect to the assets and earnings of these companies.

The holders of the debentures have no direct claims against Millennium Chemicals’ subsidiaries (other than Millennium America) or Millennium America’s subsidiaries. Generally, creditors of these subsidiaries will have claims to the assets and earnings of the subsidiaries that are superior to claims of creditors of Millennium Chemicals and Millennium America, respectively. Therefore, claims of holders of the indebtedness of Millennium Chemicals and Millennium America, including with respect to Millennium Chemicals, the debentures, and with respect to Millennium America, the guarantee of the debentures, against the cash flow and assets of Millennium Chemicals’ and Millennium America’s subsidiaries, will be effectively subordinated to claims of these subsidiaries’ creditors. As of December 31, 2003, subsidiaries of Millennium Chemicals (other than Millennium America) had approximately $235 million of trade payables and $22 million of total indebtedness outstanding (excluding unused commitments and $10 million of outstanding undrawn standby letters of credit and bank guarantees). As of December 31, 2003, subsidiaries of Millennium America had approximately $120 million of trade payables and no indebtedness outstanding (excluding unused commitments and $1 million of outstanding undrawn standby letters of credit and bank guarantees). Since Millennium Chemicals and Millennium America conduct all of their operations through their subsidiaries, their subsidiaries (other than with respect to Millennium Chemicals, Millennium America) also have substantial operating liabilities. In the event of Millennium Chemicals’ or Millennium America’s dissolution, bankruptcy, liquidation or reorganization, the holders of the debentures may not receive any amounts with respect to the debentures until after payment in full of the claims of creditors of subsidiaries of Millennium Chemicals and Millennium America.

Claims of holders of the debentures against the cash flow and assets of Equistar and its subsidiaries will be effectively subordinated to claims of creditors of Equistar and its subsidiaries. As of December 31, 2003, Equistar and its subsidiaries had $513 million of accounts payable and $2,314 million of total indebtedness outstanding.

An active trading market for the debentures may not develop.

The debentures are a new issue of securities for which there is currently no public market. We do not intend to list the debentures on any national securities exchange or automated quotation system. We cannot assure you that an active or sustained trading market for the debentures will develop or that the holders will be able to sell their debentures.

Moreover, even if you are able to sell your debentures, we cannot assure you as to the price at which any sales will be made. Future trading prices of the debentures will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of our common stock and the market for similar securities. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the debentures will be subject to disruptions which may have a negative effect on the holders of the debentures, regardless of our prospects or financial performance.

If you hold debentures, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

If you hold debentures, you will not be entitled to any rights with respect to our common stock (including voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting the common stock. You will have rights with respect to our common stock only if and when we deliver shares of common stock to you upon conversion, redemption or repurchase of your debentures and, in limited cases, under the conversion rate adjustments applicable to the debentures. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

We may issue additional shares of common stock and thereby materially and adversely affect the price of our common stock.

We are not restricted from issuing additional common stock during the life of the debentures. If we issue additional shares of common stock, the price of our common stock and, in turn, the price of the debentures may be materially and adversely affected.

Conversion, redemption or repurchase of the debentures into or with our common stock will dilute the ownership interests of existing stockholders, including holders who had previously converted their debentures.

The conversion, redemption or repurchase of some or all of the debentures into or with our common stock will dilute the ownership interests of existing stockholders. Any sales in the public market of the common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the debentures may encourage short selling by market participants because the conversion of the debentures could depress the price of our common stock.

The conditional conversion features of the debentures could result in you receiving less than the value of the common stock into which a debenture is convertible.

The debentures are convertible into common stock only if specified conditions are met. If the specific conditions for conversion are not met, you may not be able to receive the value of the common stock into which the debentures would otherwise be convertible.

The debentures are not protected by restrictive covenants.

The indenture governing the debentures does not contain any financial covenants or restrictions on the payment of dividends. The indenture does not restrict the issuance or repurchase of securities by us or our subsidiaries. The indenture contains no covenants or other provisions to afford you protection in the event of a highly leveraged transaction, such as a leveraged recapitalization, that would increase the level of our indebtedness, or a change in control except as described under “Description of Debentures — Repurchase of Debentures by Us at the Option of the Holder upon a Fundamental Change.” Neither we nor our subsidiaries are restricted from incurring additional debt, including senior indebtedness, under the indenture. If we or our subsidiaries were to incur additional debt or liabilities, our ability to pay our obligations on the debentures could be adversely affected.

Under U.S. federal and state fraudulent transfer or conveyance statutes, a court could void the obligations of Millennium Chemicals and Millennium America or take other actions detrimental to holders of the debentures.

Under U.S. federal or state fraudulent transfer or conveyance laws, a court could take actions detrimental to you if it found that, at the time the debentures or the guarantee were issued:

(1) Millennium Chemicals or Millennium America issued the debentures or the guarantee with the intent of hindering, delaying or defrauding current or future creditors; or

(2)   (a) Millennium Chemicals or Millennium America received less than fair consideration or reasonably equivalent value for incurring the debt represented by the debentures or the guarantee; and

(b) Millennium Chemicals or Millennium America:

•	was insolvent or rendered insolvent by issuing the debentures or the guarantee;

•	was engaged, or about to engage, in a business or transaction for which the assets remaining with Millennium Chemicals or Millennium America would constitute unreasonably small capital to carry on Millennium Chemicals’ or Millennium America’s business; or

•	intended to incur, believed that it would incur or did incur, debt beyond Millennium Chemicals’ or Millennium America’s ability to pay.

If a court made such a finding, it could:

•	void all or part of Millennium Chemicals’ or Millennium America’s obligations to the holders of the debentures and direct the repayment of any amounts thereunder to Millennium Chemicals’ or Millennium America’s other creditors;

•	subordinate Millennium Chemicals’ or Millennium America’s obligations to the holders of the debentures to Millennium Chemicals’ or Millennium America’s other debt; or

•	take other actions detrimental to the holders of the debentures.

If this were to occur, we cannot assure you that Millennium Chemicals could pay amounts due on the debentures.

We cannot predict what standard a court would apply in order to determine whether either Millennium Chemicals or Millennium America was insolvent as of the date Millennium Chemicals or Millennium America issued the debentures or the guarantee, or that regardless of the method of valuation, a court would determine that Millennium Chemicals or Millennium America was insolvent on that date, or whether a court would determine that the payments constituted fraudulent transfers or conveyances on other grounds.

To the extent a court voids the debenture guarantee as a fraudulent transfer or conveyance or holds it unenforceable for any other reason, holders of debentures would cease to have any claim against Millennium America. If a court were to take this action, Millennium America’s assets would be applied to Millennium America’s liabilities and any future preferred stock claims. We cannot assure you that Millennium America’s assets would be sufficient to satisfy the claims of the holders of debentures relating to any voided portions of the guarantee.

Anti-takeover defenses in our governing documents and certain provisions under Delaware law could prevent an acquisition of us or limit the price that investors might be willing to pay for our common stock.

Our governing documents and certain provisions of the Delaware General Corporation Law that apply to us could make it difficult for another company to acquire control of us. For example:

•	Our Certificate of Incorporation allows our Board of Directors to issue, at any time and without stockholder approval, preferred stock with such terms as it may determine. No shares of preferred stock are currently outstanding. However, the rights of holders of any of our preferred stock that may be issued in the future may be superior to the rights of holders of our common stock.

•	Section 203 of the Delaware General Corporation Law generally prohibits a Delaware corporation from engaging in any business combination with a person owning 15% or more of its voting stock, or who is affiliated with the corporation and owned 15% or more of its voting stock at any time within three years prior to the proposed business combination, for a period of three years from the date the person became a 15% owner, unless specified conditions are met.

•	Our Certificate of Incorporation provides that stockholders may take action only at a duly called meeting of stockholders and may not act by written consent.

•	Our bylaws limit who may call special meetings of stockholders to our chairman, president or secretary pursuant to a resolution approved by a majority of the board of directors and establish advance notice requirements for nominating candidates for election to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

All or any one of these factors could limit the price that certain investors would be willing to pay for shares of our common stock and could delay, prevent or allow our Board of Directors to resist an acquisition of us, even if the proposed transaction was favored by a majority of our independent stockholders.

Adjustments to the conversion rate on the debentures may result in a taxable distribution to you.

The conversion ratio of the debentures will be adjusted if we distribute cash with respect to shares of our common stock and in certain other circumstances. Under Section 305(c) of the Internal Revenue Code, an increase in the conversion ratio as a result of our distribution of cash to common stockholders generally will result in a deemed distribution to you. Other adjustments in the conversion ratio (or failures to make such adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may have the same result. Any deemed distribution to you will be taxable as a dividend to the extent of our current or accumulated earnings and profits. If you are a non-U.S. holder of debentures, any deemed distribution to you that is treated as a dividend will be subject to withholding tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty). See “Material U.S. Federal Income Tax Considerations.”

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling security holders of the debentures or the shares of common stock issuable on conversion of the debentures.

RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,
	2003	2002	2001	2000	1999
Ratio of earnings to fixed charges(1)	N/A	N/A	N/A	3.61x	N/A

(1)	For purposes of calculating the ratio of earnings to fixed charges, “earnings” represent income from continuing operations before income taxes, minority interest and (loss) earnings on Equistar investment, plus fixed charges and cash distributions from Equistar. “Fixed charges” consist of interest expense, including amortization of debt issuance costs and that portion of rental expenses which Millennium Chemicals considers to be a reasonable approximation of interest. Additional earnings of $143 million, $7 million, $67 million, and $465 million for the years ended December 31, 2003, 2002, 2001, and 1999, respectively, would have been required to achieve a one-to-one ratio.

PRICE RANGE OF COMMON STOCK

Our common stock is traded on the New York Stock Exchange, or NYSE, under the symbol “MCH.” The following table sets forth, for each of the quarterly periods indicated, the high and low sales prices of our common stock as reported by the NYSE, and dividends declared during each period.

	Common stock market price		Dividends Declared
	High	Low
Year Ended December 31, 2002
lst Quarter	$15.25	$11.28	$0.135
2nd Quarter	15.80	12.49	0.135
3rd Quarter	14.15	9.76	0.135
4th Quarter	11.26	7.79	0.135
Year Ended December 31, 2003
lst Quarter	$12.09	$8.70	$0.135
2nd Quarter	14.00	9.41	0.135
3rd Quarter	11.70	7.34	-0-
4th Quarter	13.14	9.02	-0-
Year Ending December 31, 2004
1st Quarter (through March 22, 2004)	$14.43	$11.71	$-0-

On March 22, 2004, the last sale price for our common stock as reported by the NYSE was $11.75 per share. As of March 5, 2004, there were approximately 17,000 holders of record of our common stock.

DIVIDEND POLICY

On July 21, 2003, we announced that the payment of dividends on our common stock was suspended. We currently intend to retain our future earnings, if any, to finance the growth, development and expansion of our business. Accordingly, we do not intend to declare or pay any cash dividends on our common stock in the immediate future. The declaration, payment and amount of future cash dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, results of operations, cash flows from operations, current and anticipated capital requirements and expansion plans, the income tax laws then in effect and the requirements of Delaware law. In addition, the terms of our existing indebtedness include, and any future financing arrangements we enter into may also include, restrictions on the payment of cash dividends.

DESCRIPTION OF DEBENTURES

We issued the debentures under an indenture, dated as of November 25, 2003, between us, Millennium America and The Bank of New York, as trustee, which we refer to in this prospectus as the indenture. You may request a copy of the indenture from the trustee.

The following description is a summary of the material provisions of the debentures and the indenture and does not purport to be complete. This summary is subject to and is qualified by reference to all the provisions of the debentures and the indenture, including the definitions of certain terms used in the indenture. Wherever particular provisions or defined terms of the indenture or form of debenture are referred to, these provisions or defined terms are incorporated in this prospectus by reference. We urge you to read the indenture because it, and not this description, defines your rights as a holder of the debentures.

As used in this “Description of Debentures” section, references to “Millennium Chemicals,” the “Company,” “we,” “our” or “us” refer solely to Millennium Chemicals Inc. and not to our subsidiaries, and references to “Millennium America” refer to Millennium America Inc., our indirect, wholly-owned subsidiary and not to any of its subsidiaries.

General

The debentures:

•	are general unsecured, senior obligations of Millennium Chemicals and rank equally in right of payment to any existing or future unsecured senior debt of Millennium Chemicals, including trade payables of Millennium Chemicals;

•	are guaranteed by Millennium America on a senior unsecured basis;

•	are limited to an aggregate principal amount of $150,000,000;

•	mature on November 15, 2023, unless earlier converted, purchased by us at your option or redeemed;

•	accrue interest at a rate of 4% per year payable in cash on each May 15 and November 15, beginning May 15, 2004, as set forth below under “— Interest”;

•	will accrue liquidated damages if we fail to comply with certain obligations as set forth under “Registration Rights”;

•	are issued in denominations of $1,000 and integral multiples of $1,000;

•	are represented by one or more registered debentures in global form, but in certain limited circumstances may be represented by debentures in definitive form;

•	are redeemable by us for cash, at our option, in whole or in part beginning on November 15, 2010 at a redemption price equal to 100% of the principal amount of the debentures to be redeemed plus accrued and unpaid interest to but excluding the redemption date, including any liquidated damages; and

•	are subject to repurchase by us at the option of the holder on November 15, 2010, November 15, 2013 and November 15, 2018, or upon a fundamental change (as defined below), in each case in cash or our common stock, or a combination thereof, at our option.

Millennium America’s guarantee:

•	is a general unsecured, senior obligation of Millennium America; and

•	ranks equally in right of payment with all existing and future unsecured senior indebtedness of Millennium America, including trade payables.

You have the option, subject to fulfillment of certain conditions and during the periods described below, to convert your debentures into shares of our common stock at an initial conversion rate of 73.3568 shares of common stock per $1,000 principal amount of debentures. This is equivalent to an initial conversion price of approximately $13.63 per share of common stock. The “conversion price” is, as of any date of determination, a dollar amount derived by dividing the principal amount by the conversion rate then in effect. The conversion rate is subject to adjustment if certain events occur. Upon a surrender of your debentures for conversion after June 18, 2006, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of common stock in amounts described below under “— Conversion Rights.” Upon conversion of a debenture, you will not receive fractional shares but instead a cash payment to account for any such fractional share. You will not receive any cash payment for interest (or additional amounts, if any) accrued and unpaid to the conversion date except under the limited circumstances described below.

If any interest payment date, maturity date, redemption date or repurchase date (including upon the occurrence of a fundamental change, as described below) falls on a day that is not a business day, the required payment will be made on the next succeeding business day with the same force and effect as if made on the date that the payment was due, and no additional interest will accrue on that payment for the period from and after the interest payment date, maturity date, redemption date or repurchase date (including upon the occurrence of a fundamental change, as described below), as the case may be, to that next succeeding business day.

References to “a debenture” or “each debenture” in this prospectus refer to $1,000 principal amount of the debentures.

References to “the guarantee” in this prospectus refer to Millennium America’s guarantee of the debentures, unless the context requires otherwise.

As used in this prospectus, “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York.

When we refer to “common stock,” we mean the common stock, par value $.01 per share, of Millennium Chemicals Inc.

Guarantee

Millennium America, as primary obligor and not merely as surety, has irrevocably and unconditionally guaranteed on an unsecured senior basis the performance and full and punctual payment when due, whether at stated maturity, by acceleration or otherwise, all obligations of Millennium Chemicals under the indenture (including obligations to the trustee) and the debentures, whether for payment of principal of or interest on or liquidated damages or additional amounts in respect of the debentures, expenses, indemnification or otherwise (all such obligations guaranteed by the Millennium America being herein called the “Guaranteed Obligations”). Millennium America has agreed to pay, in addition to the amount stated above, any and all costs and expenses (including reasonable counsel fees and expenses) incurred by the trustee or the holders in enforcing any rights under the guarantee. The guarantee is limited in amount to an amount not to exceed the maximum amount that can be guaranteed by Millennium America without rendering the guarantee voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

The guarantee is a continuing guarantee and shall (a) remain in full force and effect until payment in full of all the Guaranteed Obligations, (b) be binding upon Millennium America and its successors and (c) inure to the benefit of, and be enforceable by, the trustee, the holders and their successors, transferees and assigns.

Ranking

The payment of principal of, and interest (including liquidated damages, if any) on, the debentures, as set forth in the indenture, ranks equally in right of payment with all of our existing and future senior indebtedness. The debentures are senior in right of payment to all of our existing and future subordinated obligations. The debentures are effectively subordinated to any of our and any of our subsidiaries’ secured indebtedness, to the extent of the value of the assets securing such debt. The debentures also are effectively subordinated to all existing and future indebtedness and other liabilities, including trade payables and lease obligations, if any, of each of our subsidiaries other than Millennium America.

The guarantee is a general unsecured senior obligation of Millennium America, ranks equally in right of payment with all existing and future senior indebtedness of Millennium America and is senior in right of payment to all existing and future subordinated obligations of Millennium America. The guarantee is effectively subordinated to any secured indebtedness of Millennium America and its subsidiaries to the extent of the value of the assets securing such secured indebtedness. The guarantee is also effectively subordinated to all existing and future indebtedness and other liabilities, including trade payables and lease obligations, if any, of each of the subsidiaries of Millennium America.

“Senior indebtedness” of the Company or Millennium America means the principal of, premium (if any) and accrued and unpaid interest on (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization of the Company or Millennium America, regardless of whether or not a claim for post-filing interest is allowed in such proceedings), and fees and other amounts owing in respect of, Bank Indebtedness and all other indebtedness of the Company or Millennium America unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding it is provided that such obligations are subordinated in right of payment to the debentures or the guarantee, as applicable; provided, however, that senior indebtedness of the Company or Millennium America shall not include:

(1) any obligation of the Company to any subsidiary of the Company or Equistar Chemicals, LP (“Equistar”) or any obligation of Millennium America to the Company or any other subsidiary of the Company or Equistar;

(2) any liability for federal, state, local or other taxes owed or owing by the Company or Millennium America, as applicable;

(3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

(4) any indebtedness or obligation of the Company or Millennium America, as applicable, (and any accrued and unpaid interest in respect thereof) that by its terms is subordinate or junior in any respect to any other indebtedness or obligation of the Company or Millennium America, as applicable, including any subordinated obligations of the Company or Millennium America, as applicable;

(5) any obligations with respect to any capital stock; or

(6) any indebtedness incurred in violation of the indenture relating to Millennium America’s 9 1/4% senior notes due 2008.

“Subordinated obligations” means any indebtedness of the Company that is subordinate or junior in right of payment to the debentures pursuant to a written agreement. “Subordinated obligations” of Millennium America has a correlative meaning.

The Company currently conducts all of its operations through its subsidiaries, and Millennium America currently conducts all of its operations through its subsidiaries. Creditors of such subsidiaries, including trade creditors, and preferred stockholders (if any) of such subsidiaries generally will have priority with respect to the assets and earnings of such subsidiaries over the claims of the creditors of the Company and Millennium

America, including holders of the debentures. The debentures, therefore, will be effectively subordinated to the claims of creditors, including trade creditors, and preferred stockholders (if any) of the Company’s subsidiaries (other than Millennium America).

Neither we nor our subsidiaries are prohibited from incurring indebtedness, including senior indebtedness, under the indenture. We may from time to time incur additional debt, including senior indebtedness. Our subsidiaries may also from time to time incur additional indebtedness and liabilities.

At December 31, 2003, there were outstanding:

(1)	$150 million of senior indebtedness of the Company (including the debentures and exclusive of guarantees of indebtedness in the amount of $1,295 million and undrawn outstanding standby letters of credit of $1 million), of which none was secured indebtedness;

(2)	$1,295 million of senior indebtedness of Millennium America (exclusive of unused commitments under our bank credit agreement, $19 million of undrawn outstanding standby letters of credit and guarantees of indebtedness in the amount of $150 million), of which $52 million was secured indebtedness;

(3)	no subordinated obligations of the Company or Millennium America; and

(4)	$235 million of trade payables and $22 million of total indebtedness outstanding (exclusive of unused commitments under the Credit Agreement and $10 million of undrawn outstanding standby letters of credit and bank guarantees) of subsidiaries of the Company, other than Millennium America. In addition, since each of the Company and Millennium America conducts all of its operations through its subsidiaries, subsidiaries of the Company (other than Millennium America) had substantial operating liabilities.

“Credit Agreement” means the credit agreement dated as of June 18, 2001, among Millennium America Inc., Millennium Inorganic Chemicals Limited, the other subsidiaries of Millennium Chemicals party thereto, Millennium Chemicals, the lenders party thereto, the issuing banks party thereto, Bank of America, N.A., as syndication agent, and The Chase Manhattan Bank, as administrative agent and collateral agent, as amended, restated, supplemented, waived, replaced, renewed, extended, increased, substituted (whether or not upon termination, and whether with the original lenders or otherwise), refinanced, restructured or otherwise modified from time to time.

“Bank Indebtedness” means any and all indebtedness payable under or in respect of the Credit Agreement and any refinancings (and successive refinancings) with respect thereto, each as amended from time to time, including principal, premium (if any), reimbursement obligations and guarantees in respect thereof. It is understood and agreed that a refinancing (and successive refinancings) in respect of the Credit Agreement may be incurred from time to time after termination of the Credit Agreement.

Interest

The debentures bear interest at a rate of 4% per annum. Interest (including liquidated damages, if any) shall be payable semi-annually in arrears on November 15 and May 15 of each year, beginning on May 15, 2004.

Interest on a debenture (including liquidated damages, if any) will be paid to the person in whose name the debenture is registered at the close of business on the November 1 or May 1, as the case may be (each, a “record date”), immediately preceding the relevant interest payment date (whether or not such day is a business day); provided, however, that interest (including liquidated damages, if any) payable upon redemption or repurchase by us will be paid to the person to whom principal is payable, unless the redemption date or repurchase date, as the case may be, is an interest payment date. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months and will accrue from November 25, 2003 or from the most recent date to which interest has been paid or duly provided for. We will pay interest on overdue principal at 1% per annum in excess of such rate, and we will pay interest on overdue installments of interest at such higher rate to the extent lawful.

Additional Amounts

We are required to make all our payments under or with respect to the debentures free and clear of and without withholding or deduction for or on account of any present or future tax, duty, levy, impost, assessment or other governmental charge (including penalties, interest and other liabilities related thereto) (“taxes”) imposed or levied by or on behalf of the government of the United Kingdom or any political subdivision or any authority or agency therein or thereof having power to tax, or within any other jurisdiction in which we are organized or are otherwise resident for tax purposes or any jurisdiction from or through which payment is made (in each case, other than the United States or any political subdivision or taxing authority thereof) (each a “relevant taxing jurisdiction”), unless we are required to withhold or deduct taxes by law or by the interpretation or administration thereof.

If we are so required to withhold or deduct any amount for or on account of taxes imposed by a relevant taxing jurisdiction from any payment made under or with respect to the debentures, we will be required to pay such additional amounts (“additional amounts”) as may be necessary so that the net amount received by you (including additional amounts) after such withholding or deduction will not be less than the amount you would have received if such taxes had not been withheld or deducted; provided, however, that the foregoing obligation to pay additional amounts does not apply to (1) any taxes that would not have been so imposed but for the existence of any present or former connection between the relevant holder (or between a fiduciary, settler, beneficiary, member or shareholder of, or possessor of power over the relevant holder, if the relevant holder is an estate, nominee, trust or corporation) and the relevant taxing jurisdiction (other than the mere receipt of such payment or the ownership or holding outside of the relevant taxing jurisdiction of such debenture); or (2) any estate, inheritance, gift, sales, excise, transfer, personal property tax or similar tax, assessment or governmental charge; nor will we pay additional amounts (a) if the payment could have been made without such deduction or withholding if the beneficiary of the payment had presented the debenture for payment within 30 days which payment thereof is duly provided for, whichever is later (except to the extent that the holder would have been entitled to additional amounts had the debenture been presented on the last day of such 30 day period), or (b) with respect to any payment of principal of (or premium, if any, on) or interest on such debenture to any holder who is a fiduciary or partnership or any person other than the sole beneficial owner of such payment, to the extent that a beneficiary or settler with respect to such fiduciary, a member of such a partnership or the beneficial owner of such payment would not have been entitled to the additional amounts had such beneficiary, settler, member or beneficial owner been the actual holder of such debenture.

Upon request, we will provide the trustee with official receipts or other documentation satisfactory to the trustee evidencing the payment of the taxes with respect to which additional amounts are paid.

Whenever in the indenture there is mentioned, in any context:

(1)	the payment of principal;

(2)	purchase prices in connection with a purchase of debentures;

(3)	interest; or

(4)	any other amount payable on or with respect to any of the debentures such reference shall be deemed to include payment of additional amounts as described under this heading to the extent that, in such context, additional amounts are, were or would be payable in respect thereof.

We will pay any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in any jurisdiction from the execution, delivery, enforcement or registration of the debentures, the indenture or any other document or instrument in relation thereof, or the receipt of any payments with respect to the jurisdiction outside of the United Kingdom, the jurisdiction of incorporation of any successor of the Company or any jurisdiction in which a paying agent is located, and we will agree to indemnify the holders for any such taxes paid by such holders.

The obligations described under this heading will survive any termination, defeasance or discharge of the indenture and will apply mutatis mutandis to any jurisdiction in which any successor person to the Company is organized or any political subdivision or taxing authority or agency thereof or therein (other than the United States or any political subdivision or taxing authority thereof).

Redemption for Changes in Withholding Taxes

We are entitled to redeem the debentures, at our option, at any time as a whole but not in part, upon not less than 30 nor more than 60 days’ notice, at 100% of the principal amount thereof, plus accrued and unpaid interest (if any) and liquidated damages to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date and the “make whole” payment described below), in the event we have become or would become obligated to pay, on the next date on which any amount would be payable with respect to the Debentures, any additional amounts as a result of:

(1)	a change in or an amendment to the laws (including any regulations promulgated thereunder) of any relevant taxing jurisdiction; or

(2)	any change in or amendment to any official position regarding the application or interpretation of such laws or regulations, which change or amendment is announced or becomes effective on or after the date of this prospectus and we cannot avoid such obligation by taking reasonable measures available to us.

If we redeem debentures under these circumstances prior to November 15, 2010, we will make a “make whole” payment in cash on the redeemed debentures equal to $295.77 per $1,000 principal amount of debentures, minus the amount of any interest actually paid and accrued and unpaid interest on the debenture prior to the redemption date.

Before we publish or mail notice of redemption of the debentures as described above, we will deliver to the trustee an officers’ certificate to the effect that we cannot avoid our obligation to pay additional amounts by taking reasonable measures available to us. We will also deliver an opinion of independent legal counsel of recognized standing stating that we would be obligated to pay additional amounts as a result of a change in tax laws or regulations or the application or interpretation of such laws or regulations.

Optional Redemption by Us

No sinking fund is provided for the debentures. Prior to November 15, 2010, the debentures will not be redeemable. On or after November 15, 2010, we may redeem the debentures in whole or in part at any time for a redemption price in cash equal to 100% of the principal amount of the debentures to be redeemed, plus any accrued and unpaid interest (including liquidated damages and additional amounts, if any) to but excluding the redemption date.

If the redemption date is an interest payment date, interest (including liquidated damages and additional amounts, if any) shall be paid on such interest payment date to the record holder on the relevant record date.

Debentures or portions of debentures called for redemption will be convertible by the holder until the close of business on the second business day prior to the redemption date. Our notice of redemption will inform the holders of our election to deliver shares of our common stock or to pay cash in lieu of delivery of shares of common stock with respect to any debentures or portions thereof converted prior to the redemption date.

We will provide not less than 30 nor more than 60 days’ notice of redemption by mail to each registered holder of debentures to be redeemed. If the redemption notice is given and funds are deposited as required, then interest will cease to accrue on and after the redemption date on those debentures or portions of debentures called for redemption.

If we decide to redeem fewer than all of the outstanding debentures, the trustee will select the debentures to be redeemed (in principal amounts of $1,000 or integral multiples thereof) by lot, on a pro rata basis or by another method the trustee considers fair and appropriate. If the trustee selects a portion of your debentures for partial redemption and you convert a portion of your debentures, the converted portion will be deemed to be from the portion selected for redemption.

We may not redeem the debentures if we have failed to pay any interest (including liquidated damages and additional amounts, if any) on the debentures when due and such failure to pay is continuing. We will notify all of the holders if we redeem any of the debentures.

Conversion Rights

Subject to the conditions and during the periods described below, you may convert each of your debentures into shares of our common stock initially at a conversion rate of 73.3568 shares of common stock per $1,000 principal amount of debentures (equivalent to an initial conversion price of approximately $13.63 per share of common stock based on the issue price per debenture). The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. You may convert fewer than all of your debentures so long as the debentures converted are an integral multiple of $1,000 principal amount.

You may convert your debentures into shares of our common stock only in the following circumstances, which are described in more detail below, and to the following extent:

•	in whole or in part, upon satisfaction of a market price condition;

•	if any of your debentures are called for redemption, those debentures that have been so called;

•	in whole or in part, upon the occurrence of specified corporate transactions;

•	in whole or in part, upon satisfaction of a trading price condition; and

•	in whole or in part, upon the occurrence of certain reductions in credit ratings.

If we call your debentures for redemption, you may convert the debentures only until the close of business on the second business day prior to the redemption date unless we fail to pay the redemption price. If you have already delivered a repurchase election with respect to a debenture as described under either “— Repurchase of Debentures by Us at the Option of the Holder” or “— Repurchase of Debentures by Us at the Option of the Holder upon a Fundamental Change,” you may not surrender that debenture for conversion until you have withdrawn the repurchase election in accordance with the indenture.

Upon conversion, you will not receive any payment of interest (including liquidated damages and additional amounts, if any) unless such conversion occurs between a regular record date and the interest payment date to which it relates. We will not issue fractional shares of common stock upon conversion of debentures. Instead, we will pay cash in lieu of fractional shares. Our delivery to you of the full number of shares of our common stock into which a debenture is convertible, or cash or a combination of cash and shares of common stock, including any cash payment for any fractional share, will be deemed to satisfy our obligation to pay:

•	the principal amount of the debenture; and

•	accrued but unpaid interest (including liquidated damages, if any) to but excluding the conversion date.

As a result, accrued but unpaid interest (including liquidated damages and additional amounts, if any) to but excluding the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited. For a discussion of your tax treatment upon receipt of our common stock upon conversion, see “Material U.S. Federal Income Tax Considerations.”

Notwithstanding the preceding paragraph, if debentures are converted after the close of business on a record date but prior to the opening of business on the next succeeding interest payment date, holders of such debentures at the close of business on the record date will receive the interest (including liquidated damages and additional amounts, if any) payable on such debentures on the corresponding interest payment date notwithstanding the conversion. Such debentures, upon surrender for conversion, must be accompanied by funds equal to the amount of interest (including liquidated damages and additional amounts, if any) payable on the debentures so converted; provided that no such payment need be made (1) if we have specified a redemption date that is after a record date and on or prior to the date that is two business days after the next interest payment date, (2) if we have specified a fundamental change repurchase date that is after a record date and on or prior to the date that is one business day after the next interest payment date, or (3) to the extent of any overdue interest (including liquidated damages and additional amounts, if any) if any overdue interest exists at the time of conversion with respect to such debenture.

If you convert debentures, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of our common stock upon the conversion, unless the tax is due because you request the shares to be issued or delivered to another person, in which case you will pay that tax.

For any conversion date on or after June 18, 2006, in lieu of delivering shares of common stock upon conversion of all or any portion of the debentures, we may elect to pay holders surrendering debentures for conversion an amount in cash for each $1,000 principal amount of debentures equal to the average of the last reported sale prices for the five consecutive trading days (a) immediately following the date of our notice of our election to deliver cash, as described below, if we have not given notice of redemption, or (b) ending on the third trading day prior to the conversion date, in the case of a conversion following our notice of redemption specifying that we intend to deliver cash upon conversion, in either case multiplied by the conversion rate in effect on the conversion date; provided, however, that in no case shall the amount of cash delivered upon conversion of debentures exceed $1,000 per $1,000 principal amount of debentures, and any excess shall be paid in shares of our common stock.

We will inform the holders through the trustee no later than two business days following the conversion date of our election to deliver shares of common stock or to pay cash in lieu of delivery of shares of common stock, unless we have already informed holders of our election in connection with our optional redemption of the debentures as described below under “—Optional Redemption.” If we elect to deliver all of such payment in shares of common stock, the shares of common stock will be delivered through the trustee no later than the fifth business day following the conversion date. If we elect to pay all or a portion of such payment in cash, the payment, including any delivery of shares of common stock, will be made to holders surrendering debentures no later than the tenth business day following the conversion date.

Conversion upon Satisfaction of Market Price Condition

You may surrender your debentures for conversion into our common stock prior to November 15, 2018 in any fiscal quarter after the fiscal quarter ending December 31, 2003 if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the first trading day of such fiscal quarter is greater than 125% of the conversion price per share of our common stock on such trading day. You may also surrender your debentures for conversion into our common stock on or after November 15, 2018 at any time after the last reported sale price of our common stock on any date is more than 125% of the then current conversion price. Upon a surrender of your debentures for conversion after June 18, 2006, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of common stock in amounts described under “— Conversion Rights.”

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and asked prices or, if more than one in either case, the average of the average bid and the average asked prices) on such date as reported in composite transactions for the principal United States securities exchange on which our common stock is traded or, if our common stock is not listed on a United States national or regional securities exchange, as reported by the Nasdaq National Market. If our common stock is not listed for trading on a U.S. national or regional securities exchange and not reported by the Nasdaq National Market on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau Incorporated or similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and asked prices for our common stock on the relevant date from each of at least three independent nationally recognized investment banking firms selected by us for this purpose.

Conversion upon Notice of Redemption

If we call any or all of the debentures for redemption, you may surrender any of your debentures that have been called for redemption for conversion at any time prior to the close of business on the second business day prior to the redemption date. Upon a surrender of your debentures for conversion after June 18, 2006, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of common stock in amounts described under “— Conversion Rights.” We will also be required to repurchase the debentures at the option of the holder in the event that our capital stock is neither listed for trading on a national stock exchange or the NASDAQ national market or similar quotation system; see “—Repurchase of the Debentures by Us at the Option of the Holder upon a Fundamental Change”.

Conversion upon Specified Corporate Transactions

If we elect to:

•	distribute to all holders of our common stock certain rights entitling them to purchase, for a period expiring within 45 days after the date of the distribution, shares of our common stock at less than the last reported sale price of a share of our common stock on the trading day immediately preceding the declaration date of the distribution; or

•	distribute to all holders of our common stock, assets (including cash), debt securities or rights to purchase our securities, which distribution has a per share value as determined by our board of directors exceeding 5% of the last reported sale price of our common stock on the trading day immediately preceding the declaration date for such distribution, we must notify holders of the debentures at least 20 days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their debentures for conversion at any time until the earlier of the close of business on the business day immediately prior to the ex-dividend date or any announcement that such distribution will not take place. No holder may exercise this right to convert if the holder otherwise will participate in the distribution without conversion. The “ex-dividend” date is the first date upon which a sale of the common stock does not automatically transfer the right to receive the relevant distribution from the seller of the common stock to its buyer. Upon a surrender of your debentures for conversion after June 18, 2006, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of common stock in amounts described under “— Conversion Rights.”

In addition, if we are a party to a consolidation, merger or binding share exchange, in each case pursuant to which our common stock would be converted into cash or property other than securities, a holder may surrender debentures for conversion at any time from and after the date which is 15 days prior to the anticipated effective date of the transaction until and including the date which is 15 days after the actual effective date of such transaction. If we engage in certain reclassifications of our common stock or are a party to a consolidation, merger, binding share exchange or transfer of all or substantially all of our assets, in each case pursuant to which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a debenture into our common stock will be changed into a right to convert a debenture into the kind and amount of cash, securities or other property which a holder would have received if the holder had converted its debentures into our common stock immediately prior to the applicable record date for such transaction. If we engage in any transaction described in the preceding sentence, the conversion rate will not otherwise be adjusted. If the transaction also constitutes a fundamental change, a holder can require us to redeem all or a portion of its debentures as described under “— Repurchase of Debentures by Us at the Option of the Holder upon a Fundamental Change.”

Conversion upon Satisfaction of Trading Price Condition

You may surrender your debentures for conversion prior to maturity during the five business day period after any ten consecutive trading day period in which the “trading price” per $1,000 principal amount of debentures, as determined following a request by a holder of debentures in accordance with the procedures described below, was less than 98% of the product of the last reported sale price of our common stock and the conversion rate (the “trading price condition”); provided that if, on the date of any conversion pursuant to the trading price condition that is on or after November 15, 2018, the sale price of our common stock on the trading day before the conversion date is greater than 100% but less than 125% of the conversion price, then holders surrendering debentures for conversion will receive, in lieu of shares of our common stock based on the then applicable conversion rate, an amount in cash or common stock or a combination of cash and common stock, at our option, equal to the principal amount of the debentures being converted plus accrued and unpaid interest (including liquidated damages and additional amounts, if any), as of the conversion date (a “principal value conversion”). Any common stock delivered upon a principal value conversion will be valued at the greater of the conversion price on the conversion date and the average of the last reported sale price of our common stock for a five trading day period starting the third trading day following the conversion date of the debentures. Upon a surrender of your debentures for conversion after June 18, 2006, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of common stock in amounts described under “— Conversion Rights.”

The “trading price” of the debentures on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $5 million principal amount of the debentures at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that if at least three such bids cannot reasonably be obtained by the trustee, but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $5 million principal amount of debentures from an independent nationally recognized securities dealer or in our reasonable judgment, the bid quotations are not indicative of the secondary market value of the debentures, then the trading price per $1,000 principal amount of debentures will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the debentures.

In connection with any conversion upon satisfaction of the above trading price condition, the trustee (or other conversion agent appointed by us) shall have no obligation to determine the trading price of the debentures unless we have requested such determination; and we shall have no obligation to make such request unless a holder provides us with reasonable evidence that the trading price per $1,000 principal amount of debentures would be less than 98% of the product of the last reported sale price of our common stock and the number of shares of common stock issuable upon conversion of $1,000 principal amount of the debentures. At such time, we shall instruct the trustee or conversion agent, as the case may be, to determine the trading price of the debentures beginning on the next trading day and on each successive trading day until, and only until, the trading price per $1,000 principal amount of debentures is greater than or equal to 98% of the product of the last reported sale price of our common stock and the number of shares issuable upon conversion of $1,000 principal amount of the debentures.

Conversion upon Credit Ratings Event

We have obtained long-term credit ratings for the debentures from Moody’s Investor Service, Inc. (“Moody’s”) and Standard & Poor’s Rating Services (“Standard & Poor’s”). Moody’s has given the debentures a rating of B1 and Standard & Poor’s has given the debentures a rating of BB-. You will have the right to surrender your debentures for conversion into our common stock prior to maturity as follows:

•	At any time when (i) the long-term credit rating assigned to the debentures by Moody’s is Caa1 or lower or the long-term credit rating assigned to the debentures by Standard & Poor’s is B- or lower or (ii) both Moody’s and Standard & Poor’s have discontinued, withdrawn or suspended their rating with respect to the debentures; or

•	If only one of Moody’s and Standard & Poor’s continues to provide a credit rating for the debentures, at any time when (i) the long-term credit rating assigned to the debentures by such rating agency is Caa1 or lower, in the case of Moody’s, or B- or lower, in the case of S&P, or (ii) such rating agency has discontinued, withdrawn or suspended its rating.

Upon a surrender of your debentures for conversion after June 18, 2006, we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of common stock in amounts described under “— Conversion Rights.”

Conversion Procedures

To convert your debenture into common stock you must do each of the following:

•	complete and manually sign the conversion notice on the back of the debenture, or a facsimile of the conversion notice, and deliver this notice to the conversion agent;

•	surrender the debenture to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to the interest payable on the next interest payment date.

The date you comply with all of these requirements is the conversion date under the indenture. If your interest is a beneficial interest in a global debenture, to convert you must comply with the last three requirements listed above and comply with the depositary’s procedures for converting a beneficial interest in a global debenture.

The conversion agent will, on your behalf, convert the debentures into shares of our common stock. You may obtain copies of the required form of the conversion notice from the conversion agent. Settlement of our obligation to deliver shares and cash (if any) with respect to a conversion will occur on the dates described under “— Conversion Rights” above. Delivery of shares will be accomplished by delivery to the conversion agent of certificates for the relevant number of shares, other than in the case of holders of debentures in book-entry form with DTC, which shares shall be delivered in accordance with DTC customary practices. In addition, we will pay cash for any fractional shares, as described above.

As described above under “— Conversion Rights,” we will have the right to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of common stock in amounts described above under “— Conversion Rights.”

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the debentures participate in any of the transactions described below.

(1)	If we issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR' = CR0 x	OS'
OS0

where,

CR0	=	the conversion rate in effect immediately prior to such event

CR'	=	the conversion rate in effect immediately after such event

OS0	=	the number of our shares of common stock outstanding immediately prior to such event

OS'	=	the number of our shares of common stock outstanding immediately after such event

(2)	If we issue to all or substantially all holders of our common stock any rights, warrants or options entitling them for a period of not more than 45 days to subscribe for or purchase shares of our common stock, or securities convertible into shares of our common stock, in either case at a price per share or a conversion price per share less than the sale price of shares of our common stock on the business day immediately preceding the time of announcement of such issuance, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights, warrants or options are not exercised prior to their expiration):

CR' = CR0 x	OS0 + X
OS0 + Y

where,

CR0	=	the conversion rate in effect immediately prior to such event

CR'	=	the conversion rate in effect immediately after such event

OS0	=	the number of shares of our common stock outstanding immediately prior to such event

X	=	the total number of shares of our common stock issuable pursuant to such rights, warrants, options or securities

Y	=	the number of shares of our common stock equal to the aggregate price payable to exercise such rights divided by the average of the last reported sale prices of our common stock for the ten consecutive trading days prior to the business day immediately preceding the record date for the issuance of such rights, warrants, options or securities

(3)	If we distribute shares of our capital stock, evidences of our indebtedness or other assets or property of ours to all or substantially all holders of our common stock, excluding:

•	dividends, distributions and rights, warrants, options or securities referred to in clause (1) or (2) above; and

•	dividends or distributions in cash referred to in clause (4) below;

then the conversion rate will be adjusted based on the following formula:

CR' = CR0 x	SP0
Sp0–FMV

where,

CR0	=	the conversion rate in effect immediately prior to such distribution

CR'	=	the conversion rate in effect immediately after such distribution

SP0	=	the average of the last reported sale prices of our common stock for the ten days prior to the business day immediately preceding the record date for such distribution

FMV	=	the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the record date for such distribution

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock or shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the conversion rate in effect immediately before the close of business on the record date fixed for determination of shareholders entitled to receive the distribution will be increased based on the following formula:

CR' = CR0 x	FMV0 + MP0
MP0

where,

CR0	=	the conversion rate in effect immediately prior to such distribution

CR'	=	the conversion rate in effect immediately after such distribution

FMV0	=	the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 trading days after the effective date of the spin-off

MP0	=	the average of the last reported sale prices of our common stock over the first 10 consecutive trading days after the effective date of the spin-off

The adjustment to the conversion rate under the preceding paragraph will occur on the tenth trading day from, and including, the effective date of the spin-off.

(4)	If we make any cash dividend or distribution during any of our quarterly fiscal periods to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR' = CR0 x	SP0
SP0–C

where,

CR0	=	the conversion rate in effect immediately prior to the record date for such distribution

CR'	=	the conversion rate in effect immediately after the record date for such distribution

SP0	=	the average of the last reported sale prices of our common stock for the ten consecutive trading days prior to the business day immediately preceding the record date of such distribution

C	=	the amount in cash per share we distribute to holders of our common stock

(5)	We will increase the conversion rate if we or any of our subsidiaries purchases shares of our common stock pursuant to a tender offer or exchange offer which involves an aggregate consideration that exceeds the last reported sale price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender offer or exchange offer. The conversion rate will be increased based on the following formula:

CR' = CR0 x	AC+(SP'xOS')
OS0 xSP'

where,

CR0	=	the conversion rate in effect on the date such tender offer expires

CR'	=	the conversion rate in effect on the day next succeeding the date such tender offer expires

AC	=	the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for all shares of our common stock that we or one of our subsidiaries purchases in the tender offer or exchange offer

OS0	=	the number of shares of common stock outstanding immediately prior to the date such tender offer expires

OS'	=	the number of shares of common stock outstanding immediately after the date such tender offer expires

SP'	=	the average of the last reported sale prices of our common stock for the ten consecutive trading days commencing on the trading day next succeeding the date such tender offer expires

To the extent that we adopt any stockholder rights plan, upon conversion of the debentures into our common stock, you will receive, in addition to our common stock, the rights under the rights plan whether or not the rights have separated from our common stock at the time of conversion and no adjustment to the conversion rate will be made in accordance with clause (2) above.

In addition to these adjustments, we may increase the conversion rate as our board of directors deems advisable to avoid or diminish any income tax to holders of our capital stock resulting from any dividend or distribution of capital stock (or rights to acquire capital stock) or from any event treated as such for income tax purposes. We may also, from time to time, to the extent permitted by applicable law, increase the conversion rate by any amount for any period of at least 20 days if our board of directors has determined that such increase would be in our best interests. If our board of directors makes such a determination, it will be conclusive. We will give holders of debentures at least 15 days’ notice of such an increase in the conversion rate. For a discussion of the United States federal income tax treatment of an adjustment to the conversion rate of the debentures, see “Material U.S. Federal Income Tax Considerations — U.S. Holders — Constructive Dividends” and “— Non-U.S. Holders — Our Common Stock.”

No adjustment to the conversion rate or the ability of a holder of a debenture to convert will be made if the holder will otherwise participate in the distribution without conversion solely as a holder of a debenture.

The applicable conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the debentures were first issued;

•	for a change in the par value of the common stock; or

•	for accrued and unpaid interest (including liquidated damages and additional amounts, if any).

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share. No adjustment to the applicable conversion rate will be required unless the adjustment would require an increase or decrease of at least 1% of the applicable conversion rate. However, any adjustments which are not required to be made because they would have required an increase or decrease of less than 1% will be carried forward and taken into account in any subsequent adjustment.

Repurchase of Debentures by Us at the Option of the Holder

You have the right to require us to repurchase all or a portion of your debentures on November 15, 2010, November 15, 2013 and November 15, 2018 (each, a “repurchase date”).

We will be required to repurchase any outstanding debenture for which you deliver a written repurchase notice to the paying agent (which will initially be the trustee). This notice must be delivered during the period beginning at any time from the opening of business on the date that is 20 business days prior to the repurchase date until the close of business on the business day prior to the repurchase date. You may withdraw your repurchase notice at any time prior to the close of business on the business day prior to the repurchase date. If a repurchase notice is given and withdrawn during that period, we will not be obligated to repurchase the debentures listed in the notice. Our repurchase obligation will be subject to certain additional conditions described below.

The repurchase price payable will be equal to 100% of the principal amount of the debentures to be repurchased plus any accrued and unpaid interest (including liquidated damages and additional amounts, if any) to, but excluding, the repurchase date. We may choose to pay the repurchase price in cash or shares of our common stock or a combination of cash and shares of our common stock (provided that in any event we will pay any accrued and unpaid interest (including liquidated damages and additional amounts, if any) in cash). Our right to pay all or any of the repurchase price in shares of our common stock is subject to additional conditions specified below.

If we elect to pay the repurchase price in whole or in part in shares of common stock, the number of shares of common stock to be delivered by us will be equal to the portion of the purchase price to be paid in shares of common stock divided by 97.5% of the market price of our common stock. The market price of our common stock will be determined prior to the applicable repurchase date, as described below. If we elect to pay the repurchase price in whole or in part in shares of common stock, we will pay cash in lieu of fractional shares in an amount based upon the market price of our common stock.

As used under this caption and under “—Repurchase of Debentures by Us at the Option of the Holder upon a Fundamental Change,” “market price” means, with respect to any repurchase date (including upon the occurrence of a fundamental change) or other date of determination, the average of the last reported sale price of our common stock for the 20 consecutive trading days ending on the third business day prior to the applicable repurchase date or date of determination, as the case may be (or, if such third business day is not a trading day, then ending on the last trading day prior to such third business day), appropriately adjusted to take into account the occurrence, during the period commencing on the first trading day of such 20 trading-day period and ending on the applicable repurchase date or date of determination, as the case may be, of any event requiring an adjustment of the conversion rate under the indenture.

Because the market price of our common stock is determined prior to the applicable repurchase date, you will bear the market risk with respect to the value of the shares of our common stock, if any, to be received from the date the market price is determined to the date you receive such shares. In addition, the market price of our common stock is an average price rather than the price as of a single date.

On or before the 25th business day prior to each repurchase date, we will provide to the trustee, the paying agent and all holders of debentures at their addresses shown in the register of the registrar, and to beneficial owners as required by applicable law, a notice stating, among other things:

•	the repurchase price;

•	the last date on which a holder may exercise the repurchase right;

•	the repurchase date;

•	whether we will pay the repurchase price in cash, common stock or a combination thereof, specifying the percentage or amount of each;

•	if we elect to pay the repurchase price in whole or in part in shares of our common stock, the method of calculating the market price of our common stock;

•	the name and address of the paying agent and the conversion agent;

•	the applicable conversion rate and any adjustments to the applicable conversion rate;

•	that the debentures with respect to which a repurchase election has been given by the holder may be converted only if the holder withdraws the repurchase election in accordance with the terms of the indenture; and

•	the procedure that holders must follow to require us to repurchase their debentures.

To exercise the repurchase right, you must deliver prior to the close of business on the business day immediately preceding the repurchase date, subject to extension to comply with applicable law, the debentures to be repurchased, duly endorsed for transfer, together with a written repurchase election and the form entitled “Form of Repurchase Notice” on the reverse side of the debentures duly completed, to the paying agent. Your repurchase election must state:

•	if certificated debentures have been issued, the certificate numbers of the debentures to be repurchased;

•	the portion of the principal amount of debentures to be repurchased, which must be $1,000 or an integral multiple thereof;

•	that the debentures are to be repurchased by us pursuant to the applicable provisions of the debentures and the indenture; and

•	if we have elected to pay the repurchase price in shares of our common stock but the repurchase price is ultimately to be paid to the holder entirely in cash because any of the conditions to payment in common stock is not satisfied prior to the close of business on the business day immediately preceding the repurchase date, whether you elect:

(i)	to withdraw the repurchase election as to some or all of the debentures to which it relates; or

(ii)	to receive cash in respect of the entire repurchase price for all debentures subject to the repurchase election.

If you fail to indicate your choice with respect to this election, you will be deemed to have elected to receive cash in respect of the entire repurchase price for all debentures subject to the repurchase election in these circumstances. For a discussion of the tax treatment of a holder receiving cash, shares of common stock or any combination thereof, see “Material U.S. Federal Income Tax Considerations.”

If your debentures are not in certificated form, your repurchase notice must comply with appropriate DTC procedures.

No debentures may be repurchased at the option of holders if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the repurchase price of the debentures.

You may withdraw any repurchase notice (in whole or in part) by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day prior to the repurchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn debentures;

•	if certificated debentures have been issued, the certificate numbers of the withdrawn debentures; and

•	the principal amount, if any, which remains subject to the repurchase notice.

If your debentures are not in certificated form, your withdrawal notice must comply with appropriate DTC procedures.

To receive payment of the repurchase price, you must either effect book-entry transfer of your debentures or deliver your debentures, together with necessary endorsements, to the office of the paying agent after delivery of your repurchase notice. Payment of the repurchase price for a debenture will be made promptly following the later of the repurchase date and the time of book-entry transfer or delivery of the debenture.

If the paying agent holds money or securities sufficient to pay the repurchase price of the debentures on the business day following the repurchase date, then, on and after such date:

•	the debentures will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the debentures has been made or the debentures have been delivered to the paying agent); and

•	all other rights of the holders will terminate (other than the right to receive the repurchase price upon transfer or delivery of the debentures).

Our right to pay the repurchase price for debentures in whole or in part in shares of our common stock is subject to various conditions, including:

•	our providing timely written notice, as described above, of our election to pay all or part of the repurchase price in shares of common stock;

•	our common stock being then listed on a national or regional securities exchange or quoted on the Nasdaq Automated Quotation System;

•	information necessary to calculate the market price of our common stock being published in a daily newspaper of national circulation or being otherwise readily publicly available;

•	registration of the shares of our common stock under the Securities Act or the Exchange Act, in each case if required; and

•	our obtaining any necessary qualification or registration under applicable state securities law or the availability of an exemption from such qualification and registration.

If the required conditions are not satisfied with respect to a holder prior to the close of business on the business day immediately preceding the repurchase date, we will pay the repurchase price for such holder’s debentures entirely in cash. We may not change our election with respect to the form in which we will pay the repurchase price once we have given the notice that we are required to give, except as described in the preceding sentence.

We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of our repurchase notice. If then required by the applicable rules, we will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the debentures.

Repurchase of Debentures by Us at the Option of the Holder upon a Fundamental Change

If a fundamental change (as defined below in this section) occurs at any time prior to the maturity date, you will have the right, at your option, to require us to repurchase any or all of your debentures, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, on the fundamental change repurchase date. The fundamental change repurchase price we are required to pay is equal to 100% of the principal amount of the debentures to be purchased plus accrued and unpaid interest (including liquidated damages and additional amounts, if any) to but excluding the fundamental change repurchase date.

We may choose to pay the fundamental change repurchase price in cash or shares of our common stock or a combination of cash and shares of our common stock (provided that in any event we will pay any accrued and unpaid interest (including liquidated damages and additional amounts, if any) in cash).

If we elect to pay the fundamental change repurchase price in whole or in part in shares of common stock, the number of shares of common stock to be delivered by us will be equal to the portion of the fundamental change repurchase price to be paid in shares of common stock divided by 97.5% of the market price of our common stock. The market price of our common stock will be determined prior to the applicable fundamental change repurchase date, as described under “—Repurchase of Debentures by Us at the Option of the Holder.” If we elect to pay the fundamental change repurchase price in whole or in part in shares of common stock, we will pay cash in lieu of fractional shares in an amount based upon the market price of our common stock.

Because the market price of our common stock is determined prior to the applicable fundamental change repurchase date, you will bear the market risk with respect to the value of the shares of our common stock, if any, to be received from the date the market price is determined to the date you receive such shares. In addition, the market price of our common stock is an average price rather than the price as of a single date.

A “fundamental change” will be deemed to have occurred at the time after the debentures are originally issued that any of the following occurs:

(i)	any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), other than us or one of our subsidiaries, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the voting stock of the Company or the Guarantor (for the purposes of this clause (1), such person shall be deemed to beneficially own any voting stock of an entity held by any other entity (the “parent entity”), if such person is the beneficial owner (as defined in this clause (1)), directly or indirectly, of more than 50% of the voting power of the voting stock of such parent entity); or

(ii)

during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of the Company or the Guarantor, as the case may be (together with any new directors whose election by the board of directors of the Company or the Guarantor, as the case may be, or whose nomination for election by the shareholders of the Company or the Guarantor, as the case may be, was approved by a vote of 66 2/3% of the directors of the Company or the Guarantor, as the case may be, then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of the Company or the Guarantor, as the case may be then in office; or

(iii)	the adoption of a plan relating to the liquidation or dissolution of the Company or the Guarantor; or

(iv)	the merger or consolidation of the Company or the Guarantor with or into another person or the merger of another person with or into the Company or the Guarantor, or the sale of all or substantially all of the assets of the Company or the Guarantor to another person, unless, in the case of any such merger or consolidation, securities, as the case may be, that are outstanding immediately prior to such transaction and which represent 100% of the aggregate voting power of the voting stock of the Company or the Guarantor constitute or are changed into or exchanged for securities that constitute, in addition to any other consideration, securities of the surviving person that represent immediately after such transaction at least a majority of the aggregate voting power of the voting stock of the surviving person or transferee. For purposes of this clause (iv), (1) the sale by the Company or the Guarantor of the equity interests in Millennium Petrochemicals Inc., the equity interests in the limited liability companies which directly or indirectly own the Company’s equity interests in Equistar, and/or the Company’s equity interests in Equistar will be deemed not to constitute a sale of all or substantially all of the assets of the Company or the Guarantor if any such sale consists of net tangible assets constituting 33 1/3% or less of the consolidated net tangible assets of the Company as of the date of the most recent publicly available consolidated balance sheet of the Company and its subsidiaries and (2) it shall not be a fundamental change if the Company or the Guarantor merges into a restricted subsidiary or consolidates with or into a restricted subsidiary, or sells all or substantially all of its assets to a restricted subsidiary for internal restructuring purposes or in combination with another transaction which does not constitute a fundamental change.

(v)	our capital stock or other capital stock into which the debentures are convertible is neither listed for trading on a United States national securities exchange nor approved for listing on the NASDAQ National Market or any similar United States system of automated dissemination of quotations of securities prices, and no American depositary shares or similar instruments for such capital stock are so listed or approved for listing in the United States.

A fundamental change will not be deemed to have occurred in respect of (i), (ii), (iii) or (iv) above, however, if either:

•	the last reported sale price of our common stock for any five trading days within the 10 consecutive trading days ending immediately after the later of the fundamental change or the public announcement thereof, equals or exceeds 105% of the applicable conversion price of the debentures immediately before the fundamental change or the public announcement thereof; or

•	at least 90% of the consideration, excluding cash payments for fractional shares, in the transaction or transactions constituting the fundamental change consists of shares of capital stock traded on a national securities exchange or quoted on the Nasdaq National Market or which will be so traded or quoted when issued or exchanged in connection with a fundamental change (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the debentures become convertible into such publicly traded securities, excluding cash payments for fractional shares.

For purposes of the above paragraph the term “capital stock” of any person means any and all shares (including ordinary shares or American Depositary Shares), interests, participations or other equivalents however designated of corporate stock or other equity participations, including partnership interests, whether general or limited, of such person and any rights (other than debt securities convertible or exchangeable into an equity interest), warrants or options to acquire an equity interest in such person. For purposes of the above paragraph the term “voting stock” of a person means all classes of capital stock or other interests (including partnership interests) of such person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

For purposes of the definition of “fundamental change” and “—Merger and Sale of Assets by Us” below, “consolidated net tangible assets” of the Company means, at any date of determination, the total amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (i) all current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed and excluding current maturities of long term debt), and (ii) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, purchased technology, patents, unamortized debt discount and other like intangible assets, all as set forth on the most recent balance sheet of the Company and its consolidated subsidiaries, computed in accordance with GAAP, and shall exclude the “net tangible assets” of all of its subsidiaries which are not restricted subsidiaries. For purposes of the definition of “fundamental change” and “—Merger and Sale of Assets by Us” below, “net tangible assets” means, at any date of determination, the “net tangible assets” of any persons being sold, plus the book value of the investment in Equistar to the extent it is being sold, each as set forth on the most recent balance sheet of such persons, computed in accordance with GAAP. As used in the definition of each of consolidated net tangible assets and net tangible assets, the term “net tangible assets” of any person means, at any date of determination, the total amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (i) all current liabilities (excluding any thereof which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed and excluding current maturities of long term debt), and (ii) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, purchased technology, patents, unamortized debt discount and other like intangible assets, all as set forth on the most recent balance sheet of such person computed in accordance with GAAP. For purposes of the definition of consolidated net tangible assets, “restricted subsidiary” means any restricted subsidiary as defined under the indenture governing Millennium America’s 9 1/4% senior notes due 2008.

Not less than 25 business days before the fundamental change repurchase date, we will provide to all holders of the debentures and the trustee and paying agent a notice of the occurrence of the fundamental change and of the resulting repurchase right. Such notice shall state, among other things:

•	the events causing a fundamental change;

•	the date of the fundamental change;

•	the fundamental change repurchase price;

•	the last date on which a holder may exercise the fundamental change repurchase right;

•	the fundamental change repurchase date;

•	whether we will pay the fundamental change repurchase price in cash, common stock or a combination thereof, specifying the percentage or amount of each;

•	if we elect to pay the fundamental change repurchase price in whole or in part in common stock, the method of calculating the market price of our common stock;

•	the name and address of the paying agent and the conversion agent;

•	the applicable conversion rate and any adjustments to the applicable conversion rate; that the debentures with respect to which a fundamental change repurchase election has been given by the holder may be converted only if the holder withdraws the fundamental change repurchase election in accordance with the terms of the indenture; and

•	the procedure that holders must follow to require us to repurchase their debentures.

To exercise the repurchase right, you must deliver prior to the close of business on the business day immediately preceding the fundamental change repurchase date, subject to extension to comply with applicable law, the debentures to be repurchased, duly endorsed for transfer, together with a written fundamental change repurchase election and the form entitled “Form of Fundamental Change Repurchase Notice” on the reverse side of the debentures duly completed, to the paying agent. Your fundamental change repurchase election must state:

•	if certificated debentures have been issued, the certificate numbers of the debentures to be delivered for repurchase;

•	the portion of the principal amount of debentures to be repurchased, which must be $1,000 or an integral multiple thereof;

•	that the debentures are to be repurchased by us pursuant to the applicable provisions of the debentures and the indenture; and

•	if we have elected to pay the fundamental change repurchase price in shares of our common stock but the fundamental change repurchase price is ultimately to be paid to the holder entirely in cash because any of the conditions to payment in common stock is not satisfied prior to the close of business on the business day immediately preceding the fundamental change repurchase date, whether you elect:

(i)	to withdraw the fundamental change repurchase election as to some or all of the debentures to which it relates; or

(ii)	to receive cash in respect of the entire fundamental change repurchase price for all debentures subject to the fundamental change repurchase election.

If you fail to indicate your choice with respect to this election, you will be deemed to have elected to receive cash in respect of the entire fundamental change repurchase price for all debentures subject to the fundamental change repurchase election in these circumstances. For a discussion of the tax treatment of a holder receiving cash, shares of common stock or any combination thereof, see “Material U.S. Federal Income Tax Considerations.”

If the debentures are not in certificated form, your notice must comply with appropriate DTC procedures.

No debentures may be repurchased at the option of holders upon a fundamental change if there has occurred and is continuing an event of default other than an event of default that is cured by the payment of the fundamental change repurchase price of the debentures.

You may withdraw any fundamental change repurchase election (in whole or in part) by delivering a written notice of withdrawal to the paying agent prior to the close of business on the business day prior to the fundamental change repurchase date. The notice of withdrawal must state:

•	the principal amount of the withdrawn debentures;

•	if certificated debentures have been issued, the certificate numbers of the withdrawn debentures; and

•	the principal amount, if any, which remains subject to the fundamental change repurchase notice.

If the debentures are not in certificated form, your notice must comply with appropriate DTC procedures.

To receive payment of the fundamental change repurchase price, you must either effect book-entry transfer of your debentures or deliver your debentures, together with necessary endorsements, to the office of the paying agent after delivery of your fundamental change repurchase notice. Payment of the fundamental change repurchase price for a debenture will be made promptly following the later of the fundamental change repurchase date and the time of book-entry transfer or delivery of the debenture.

We will be required to repurchase the debentures no later than 35 business days after the occurrence of the relevant fundamental change but in no event prior to the date on which such fundamental change occurs. You will receive payment of the fundamental change repurchase price promptly following the later of the fundamental change repurchase date or the time of book-entry transfer or the delivery of the debentures. If the paying agent holds money or securities sufficient to pay the fundamental change repurchase price of the debentures on the business day following the fundamental change repurchase date, then, on and after such date:

•	the debentures will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the debentures has been made or the debentures have been delivered to the paying agent); and

•	all other rights of the holders will terminate (other than the right to receive the fundamental change repurchase price upon transfer or delivery of the debentures).

Our right to pay the fundamental change repurchase price for debentures in whole or in part in shares of our common stock is subject to the conditions described under “— Repurchase of Debentures by Us at the Option of the Holder.” If the required conditions are not satisfied with respect to a holder prior to the close of business on the business day immediately preceding the fundamental change repurchase date, we will pay the fundamental change repurchase price for such holder’s debentures entirely in cash. We may not change our election with respect to the form in which we will pay the fundamental change repurchase price once we have given the notice that we are required to give, except as described in the preceding sentence.

We will comply with the provisions of Rule 13e-4 and any other tender offer rules under the Exchange Act that may be applicable at the time of our repurchase of debentures upon a fundamental change. If then required by the applicable rules, we will file a Schedule TO or any other schedule required in connection with any offer by us to repurchase the debentures.

The rights of the holders to require us to repurchase their debentures upon a fundamental change could discourage a potential acquirer of us. The fundamental change repurchase feature, however, is not the result of management’s knowledge of any specific effort to accumulate shares of our common stock, to obtain control of us by any means or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change repurchase feature is a standard term contained in other offerings of debt securities similar to the debentures that have been marketed by the initial purchasers of the debentures. The terms of the fundamental change repurchase feature resulted from negotiations between the initial purchasers of the debentures and us.

The term “fundamental change” is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to repurchase the debentures upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The definition of fundamental change includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the debentures to require us to repurchase its debentures as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

If a fundamental change were to occur, we may not have enough funds to pay the fundamental change repurchase price. If we fail to repurchase the debentures when required following a fundamental change, we will be in default under the indenture. In addition, we have, and may in the future incur, other indebtedness (including our existing credit facility) with similar change in control provisions permitting our holders to accelerate or to require us to purchase our indebtedness upon the occurrence of similar events or on some specific dates.

Our obligation to make a repurchase upon a fundamental change will be satisfied if a third party makes the fundamental change repurchase offer in the manner and at the times and otherwise in compliance in all material respects with the requirements applicable to a fundamental change repurchase offer made by us, purchases all debentures properly tendered and not withdrawn under the fundamental change repurchase offer and otherwise complies with its obligations in connection therewith.

Merger and Sale of Assets by Us

The indenture provides that we may not consolidate with or merge with or into any other person or sell, convey, transfer or lease our properties and assets substantially as an entirety to another person, unless:

•	we are the surviving person, or the resulting, surviving or transferee person, if other than us, is organized and existing under the laws of the United States, any state thereof or the District of Columbia;

•	the successor person assumes all of our obligations under the debentures and the indenture;

•	immediately after giving effect to such transaction, there is no event of default or event that, with notice or passage of time or both, would become an event of default; and

•	we have delivered to the trustee an officers’ certificate and an opinion of counsel each stating that such consolidation, merger, sale, conveyance, transfer or lease complies with these requirements.

Upon any permitted consolidation, merger, conveyance, transfer or lease, the resulting, surviving or transferee person shall succeed to and be substituted for us, and may exercise our rights and powers under the indenture and the debentures, and after any such contemplated transaction, we will be relieved of all obligations and covenants under the indenture and the debentures.

Notwithstanding the foregoing, for purposes of this “—Merger and Sale of Assets by Us”, the sale by the Company or the Guarantor of the equity interests in Millennium Petrochemicals Inc., the equity interests in the limited liability companies which directly or indirectly own the Company’s equity interests in Equistar, and/or the Company’s equity interests in Equistar will be deemed not to constitute the conveyance, transfer or lease of all or substantially all the assets of the Company or the Guarantor if any such sale consists of net tangible assets (as defined under “—Repurchase of Debentures by Us at the Option of the Holder Upon a Fundamental Change” above) constituting 33 1/3% or less of the consolidated net tangible assets (as defined under “—Repurchase of Debentures by Us at the Option of the Holder Upon a Fundamental Change” above) of the Company as of the date of the most recent publicly available consolidated balance sheet of the Company and its subsidiaries.

Events of Default; Notice and Waiver

The following will be events of default under the indenture:

•	we fail to pay principal of the debentures when due at maturity, upon redemption, upon repurchase or otherwise;

•	we fail to pay any interest (including liquidated damages and additional amounts, if any) on the debentures when due and such failure continues for a period of 30 days;

•	we fail to provide notice of the occurrence of a fundamental change on a timely basis;

•	we default in our obligation to convert the debentures upon exercise of a holder’s conversion right and that default continues for 10 days or more;

•	we default in our obligation to repurchase the debentures at the option of a holder upon a fundamental change or on any other repurchase date;

•	we default in our obligation to redeem the debentures after we have exercised our option to redeem;

•	we fail to comply with or observe any of the other covenants or warranties in the indenture for 60 days after written notice to us from the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debentures;

•	default by us or any of our subsidiaries in the payment of the principal or interest on any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any of our indebtedness or indebtedness of any of our subsidiaries for money borrowed in excess of $30 million in the aggregate, whether such indebtedness now exists or shall hereafter be created, resulting in such indebtedness becoming or being declared due and payable;

•	final unsatisfied judgments not covered by insurance aggregating in excess of $30 million rendered against us or any of our subsidiaries and not stayed, bonded or discharged within 60 days; or

•	certain events involving our bankruptcy, insolvency or reorganization.

Our obligations under the indenture are not intended to provide creditors’ rights in bankruptcy for amounts in excess of par plus accrued and unpaid interest (including liquidated damages and additional amounts, if any). The trustee may withhold notice to the holders of the debentures of any default, except defaults in payment of principal or interest (including liquidated damages and additional amounts, if any) on the debentures. However, the trustee must consider it to be in the interest of the holders of the debentures to withhold this notice.

If an event of default occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debentures may declare the principal and accrued and unpaid interest (including liquidated damages and additional amounts, if any) on the outstanding debentures to be immediately due and payable. In case of certain events of bankruptcy or insolvency involving us, the principal and accrued and unpaid interest (including liquidated damages and additional amounts, if any) on the debentures will automatically become due and payable. However, if we cure all defaults, except the non-payment of principal or interest (including liquidated damages and additional amounts, if any) that became due as a result of the acceleration, and meet certain other conditions, with certain exceptions, this declaration may be cancelled and the holders of a majority of the principal amount of outstanding debentures may waive these past defaults.

The holders of a majority of outstanding debentures will have the right to direct the time, method and place of any proceedings for any remedy available to the trustee, subject to limitations specified in the indenture.

No holder of the debentures may pursue any remedy under the indenture, except in the case of a default in the payment of principal or interest (including liquidated damages and additional amounts, if any) on the debentures, unless:

•	the holder has given the trustee written notice of an event of default;

•	the holders of at least 25% in aggregate principal amount of outstanding debentures make a written request, and offer reasonable indemnity, to the trustee to pursue the remedy;

•	the trustee does not receive an inconsistent direction from the holders of a majority in principal amount of the debentures;

•	the holder or holders have offered reasonable security or indemnity to the trustee against any costs, liability or expense of the trustee; or

•	the trustee fails to comply with the request within 60 days after receipt of the request and offer of reasonable indemnity.

The indenture will require us every year to deliver to the trustee a statement as to performance of our obligations under the indenture and as to any defaults.

A default in the payment of the debentures, or a default with respect to the debentures that causes them to be accelerated, may give rise to a cross-default under our credit facility or other indebtedness.

Satisfaction and Discharge of the Indenture

The indenture will generally cease to be of any further effect with respect to the debentures, if:

•	we have delivered to the trustee for cancellation all outstanding debentures (with certain limited exceptions); or

•

all debentures not previously delivered to the trustee for cancellation have become due and payable, whether at stated maturity or any redemption date or any repurchase date (including upon the occurrence of a fundamental change), or upon conversion or otherwise, and we have deposited with the trustee as trust funds the entire amount in cash and/or our common stock (as applicable under the terms of the indenture) sufficient to pay all the outstanding debentures, and if, in either case, we also pay or cause to be paid all other sums payable under the indenture by us.

Modification and Waiver

The consent of the holders of a majority in principal amount of the outstanding debentures is required to modify or amend the indenture. However, a modification or amendment requires the consent of the holder of each outstanding debenture if it would:

•	reduce the amount of debentures whose holders must consent to an amendment;

•	reduce the stated rate of or extend the stated time for payment of interest, any liquidated damages or any additional amounts on any debenture;

•	reduce the principal of or extend the stated maturity of any debenture;

•	affect our obligation to redeem any debentures on a redemption date in a manner adverse to such holders;

•	affect our obligation to repurchase any debenture at the option of the holder in a manner adverse to such holders;

•	affect our obligation to repurchase any debenture upon a fundamental change in a manner adverse to such holders

•	reduce the amount payable upon the redemption or repurchase of any debenture or change the time at which any debenture may be redeemed or repurchased;

•	make any debenture payable in money other than that stated in the debenture;

•	impair the right of a holder to convert any debenture or reduce the number of shares of common stock or any other property receivable upon conversion;

•	impair the right of any holder to receive payment of principal of, and interest, any liquidated damages or any additional amounts on, such holder’s debentures on or after the due dates therefore or to institute suit for the enforcement of any payment on or with respect to such holder’s debentures; or

•	make any change in the amendment provisions which require each holder’s consent or in the waiver provisions

We are permitted to modify certain provisions of the indenture without the consent of the holders of the debentures, including to:

•	cure any ambiguity, omission, defect or inconsistency,

•	provide for the assumption by a successor corporation of our obligations under the indenture,

•	provide for uncertificated debentures in addition to or in place of certificated debentures (provided, however, that the uncertificated debentures are issued in registered form for purposes of Section 163(f)(2)(B) of the Internal Revenue Code of 1986, as amended),

•	add guarantees with respect to the debentures,

•	secure the debentures,

•	add covenants for the benefit of the holders or surrender any right or power conferred upon us,

•	make any change that does not adversely affect the rights of any holder, subject to the provisions of the indenture,

•	evidence and provide the acceptance of the appointment of a successor trustee under the indenture, or

•	comply with any requirement of the SEC in connection with the qualification of the indenture or any supplemental indenture under the Trust Indenture Act of 1939 as then in effect.

Calculations in Respect of Debentures

Unless otherwise specified, we will be responsible for making all calculations called for under the debentures. These calculations include, but are not limited to, determinations of the market prices of our common stock, the amount of accrued interest (including liquidated damages and additional amounts, if any) payable on the debentures and the conversion price of the debentures. We will make all these calculations in good faith, and, absent manifest error, our calculations will be final and binding on holders of debentures. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and the conversion agent is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of debentures upon the request of that holder.

Information Concerning the Trustee

We have appointed The Bank of New York, the trustee under the indenture, as paying agent, conversion agent, debenture registrar and custodian for the debentures. The trustee or its affiliates may also provide banking and other services to us in the ordinary course of their business.

Governing Law

The debentures and the indenture are governed by, and are intended to be construed in accordance with, the laws of the State of New York.

Form, Denomination, Exchange, Registration and Transfer

The debentures have been issued:

•	in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 principal amount and integral multiples of $1,000.

Holders may present debentures for conversion, registration of transfer and exchange at the office maintained by us for such purpose, which will initially be the Corporate Trust Office of the trustee in The City of New York.

Payment and Paying Agent

We maintain an office in the Borough of Manhattan, The City of New York, where we will pay the principal on the debentures and you may present the debentures for conversion, registration of transfer or exchange for other denominations, which shall initially be an office or agency of the trustee. We may pay interest by check mailed to your address as it appears in the debenture register, provided that if you are a holder with an aggregate principal amount in excess of $2 million, you will be paid, at your written election, by wire transfer in immediately available funds.

However, payments to The Depository Trust Company, New York, New York, which we refer to as DTC, will be made by wire transfer of immediately available funds to the account of DTC or its nominee.

Notices

Except as otherwise described herein, notice to registered holders of the debentures will be given by mail to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing.

Rule 144A Information Request

We will furnish to the holders or beneficial holders of the debentures or the underlying common stock and prospective purchasers, upon their request, the information, if any, required under Rule 144A(d)(4) under the Securities Act until such time as those securities are no longer deemed to be “restricted securities” within the meaning of Rule 144 under the Securities Act, assuming those securities are not owned by an affiliate of ours.

Registration Rights

We entered into a registration rights agreement with the initial purchasers of the debentures pursuant to which we agreed that we will, at our cost:

•	use commercially reasonable efforts to cause a shelf registration statement covering resales of the debentures and the common stock issuable upon conversion thereof pursuant to Rule 415 under the Securities Act to be declared effective under the Securities Act no later than 180 days after the first date of original issuance of the debentures; and

•	use commercially reasonable efforts to keep the shelf registration statement effective until the earlier of:

1.	the second anniversary of the last date of original issuance of the debentures;

2.	the date when the holders of debentures and holders of the shares of common stock issuable upon conversion of the debentures are able to sell such debentures and such shares immediately without restriction pursuant to volume limitation provisions of Rule 144 under the Securities Act; and

3.	such time as all of the debentures and the common stock issuable upon conversion thereof have been sold either pursuant to the shelf registration statement or pursuant to Rule 144 under the Securities Act or any similar provision then in force.

We may suspend the effectiveness of the shelf registration statement or the use of the prospectus that is part of the shelf registration statement during specified periods under certain circumstances relating to pending corporate developments, public filings with the SEC and similar events. Any suspension period shall not exceed an aggregate of:

•	30 days in any 90-day period; or

•	120 days for all periods in any 360-day period.

We need not specify the nature of the event giving rise to a suspension in any notice to holders of the debentures of the existence of such a suspension. Each holder, by its acceptance of the debentures, agrees to hold any communication by us in response to a notice of a proposed sale in confidence.

We refer to each of the following as a registration default:

•	the registration statement has not been declared effective prior to or on the 180th day following the first date of original issuance of any of the debentures, which we refer to as the effectiveness target date; or

•	we do not name a holder as a selling stockholder in the prospectus or file a post-effective amendment within the required time periods as described below; or

•	any post-effective amendment required to be filed as described below has not been declared effective prior to the 60th day following the date such post-effective amendment is required to be filed; or

•	at any time after the effectiveness target date, the registration statement ceases to be effective or fails to be usable and (1) we do not cure the registration statement within ten business days by a post-effective amendment, prospectus supplement or report filed pursuant to the Exchange Act, (2) if applicable, we do not terminate the suspension period, described in the preceding paragraph, by the 30th day or (3) a suspension period, when aggregated with other suspension periods during the prior 360-day period, continues, unterminated, for more than 120 days.

If a registration default occurs (other than a registration default relating to a failure to have an effective registration statement with respect to the shares of common stock), liquidated damages will accrue on the debentures that are transfer restricted securities, from and including the day following the registration default to but excluding the earlier of (1) the day on which the registration default has been cured, and (2) the date the registration statement is no longer required to be kept effective. Liquidated damages will be paid semiannually in arrears on each November 15 and May 15 and will accrue at a rate per year equal to:

•	0.25% of the principal amount of a debenture to and including the 90th day following such registration default; and

•	0.50% of the principal amount of a debenture from and after the 91st day following such registration default.

In no event will liquidated damages exceed 0.50% per year. If a holder converts some or all of its debentures into common stock when there exists a registration default with respect to the common stock, the holder will not be entitled to receive liquidated damages on such common stock, but will receive additional shares upon conversion equal to 3% of the applicable conversion rate for each $1,000 original principal amount of debentures (except to the extent we elect to deliver cash upon conversion). In addition, such holder will receive, on the settlement date for any debentures submitted for conversion during a registration default, accrued and unpaid liquidated damages to the conversion date relating to such settlement date. If a registration default with respect to the common stock occurs after a holder has converted its debentures into common stock, such holder will not be entitled to any compensation with respect to such common stock.

A holder who elects to sell securities pursuant to the shelf registration statement will:

•	be required to be named as a selling security holder in the related prospectus;

•	be required to deliver a prospectus to purchasers;

•	be subject to the civil liability provisions under the Securities Act in connection with any sales; and

•	be subject to the provisions of the registration rights agreement, including indemnification provisions.

Under the registration rights agreement we will:

•	pay all expenses of the shelf registration statement;

•	provide each registered holder with copies of the prospectus;

•	notify holders when the shelf registration statement has become effective; and

•	take other reasonable actions as are required to permit unrestricted resales of the debentures and common stock issued upon conversion of the debentures in accordance with the terms and conditions of the registration rights agreement.

The plan of distribution of the shelf registration statement will permit resales of registrable securities by selling security holders though brokers and dealers.

Holders are required to complete and deliver to us a form of notice and questionnaire prior to any intended distribution of debentures or shares of our common stock issuable on conversion of the debentures pursuant to the shelf registration statement.

Holders are required to complete and deliver the questionnaire at least fifteen business days prior to the effectiveness of the shelf registration statement in order to be named as a selling security holder in the related prospectus at the time of effectiveness. On receipt of a completed questionnaire after that time, together with such other information as we may reasonably request from a holder, we will, within 45 business days, file such amendments to the shelf registration statement or supplements to this prospectus as are necessary to permit such holder to deliver this prospectus to purchasers of debentures or shares of our common stock issuable on conversion of the debentures, subject to our right to suspend the use of the prospectus as described above. We will pay predetermined liquidated damages as described above to the holder of debentures, if we fail to make the filing in the time required or, if such filing is a post-effective amendment to the shelf registration statement required to be declared effective under the Securities Act, if such amendment is not declared effective within 60 days of the filing. Any holder that does not complete and deliver a questionnaire or provide such other information will not be named as a selling security holder in the prospectus and therefore will not be permitted to sell the debentures or shares of our common stock issuable on conversion of the debentures pursuant to the shelf registration statement.

The summary herein of certain provisions of the registration rights agreement is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreement.

BOOK-ENTRY SYSTEM

The debentures are evidenced by a global debenture. We deposited the global debenture with DTC and registered the global debenture in the name of Cede & Co. as DTC’s nominee. Except as set forth below, the global debenture may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

Beneficial interests in the global debenture may be held through organizations that are participants in DTC (called “participants”). Transfers between participants will be effected in the ordinary way in accordance with DTC rules and will be settled in clearing house funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. As a result, the ability to transfer beneficial interests in the global debentures to such persons may be limited.

Beneficial interests in a global debenture held by DTC may be held only through participants, or certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant, either directly or indirectly (called “indirect participants”). So long as Cede & Co., as the nominee of DTC, is the registered owner of the global debenture, Cede & Co. for all purposes will be considered the sole holder of such global debenture. Except as provided below, owners of beneficial interests in the global debenture will:

•	not be entitled to have certificates registered in their names;

•	not receive physical delivery of certificates in definitive registered form; and

•	not be considered holders of the global debenture.

We will pay interest on and the redemption price and the repurchase price of the global debenture to Cede & Co., as the registered owner of the global debenture, by wire transfer of immediately available funds on each interest payment date or the redemption or repurchase date, as the case may be. Neither we, the trustee nor any paying agent will be responsible or liable:

•	for the records relating to, or payments made on account of, beneficial ownership interests in a global debenture; or

•	for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

Neither we, the trustee, registrar, paying agent nor conversion agent will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of debentures, including the presentation of debentures for conversion, only at the direction of one or more participants to whose account with DTC interests in the global debenture are credited, and only in respect of the principal amount of the debentures represented by the global debenture as to which the participant or participants has or have given such direction.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York, and a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, or the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes to the accounts of its participants. Participants include securities brokers, dealers, banks, trust companies and clearing corporations and other organizations. Some of the participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

DTC has agreed to the foregoing procedures to facilitate transfers of interests in the global debenture among participants. However, DTC is under no obligation to perform or continue to perform these procedures, and may discontinue these procedures at any time. If DTC is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue debentures in certificated form in exchange for the global debenture. In addition, we may at any time and in our sole discretion determine not to have debentures represented by a global debenture and in such event will issue certificates in definitive form in exchange for the global debenture.

DESCRIPTION OF CAPITAL STOCK

General

Under our certificate of incorporation, our authorized capital stock consists of 225,000,000 shares of common stock, par value $.01 per share, and 25,000,000 shares of preferred stock, par value $.01 per share. As of December 31, 2003, there were 63,990,899 shares of common stock outstanding. As of the date of this prospectus, we have no preferred stock outstanding.

The following description of our capital stock is subject to our certificate of incorporation, bylaws and the applicable provisions of Delaware law.

Common Stock

Holders of common stock are entitled to one vote for each share held of record on all matters on which stockholders are entitled or permitted to vote, including the election of directors. There is no cumulative voting for the election of directors.

Subject to preferences that may be applicable to any outstanding shares of preferred stock, holders of common stock are entitled to receive dividends when and as declared by the board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any then outstanding shares of preferred stock. Holders of common stock have no preemptive rights. Shares of common stock are not subject to any redemption provisions and are not convertible into any of our other securities.

Our common stock is traded on the NYSE under the symbol “MCH” and the transfer agent and registrar for the common stock is American Stock Transfer & Trust Company.

Preferred Stock

Our certificate of incorporation authorizes our board of directors to provide for the issuance of preferred stock in one or more series, without stockholder action. Our board of directors is authorized to fix the voting powers, designation, preferences and rights, and the qualifications, limitations and restrictions of the shares of each series of preferred stock we issue. For each series of preferred stock our board is able to specify the following:

•	the designation of each series;

•	the number of shares of each series;

•	the rate of any dividends;

•	whether any dividends shall be cumulative or non-cumulative;

•	the terms of any redemption rights;

•	whether there will be any sinking fund for the redemption of any shares;

•	the terms of any conversion or exchange right;

•	any restrictions on the issuance of shares of the same series or any other series;

•	the amount payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of our company; and

•	the extent to which holders of the shares will be entitled to vote.

Although no shares of preferred stock are currently outstanding and we have no current plans to issue preferred stock, the issuance of shares of our preferred stock could be used to discourage an unsolicited acquisition proposal. For example, we could impede a business combination by issuing a series of our preferred stock containing class voting rights that would enable the holder or holders of such series to block that transaction. Alternatively, we could facilitate a business combination by issuing a series of our preferred stock having sufficient voting rights to provide a required percentage vote of the stockholders. In addition, under some circumstances, the issuance of preferred stock could adversely affect the voting power and other rights of the holders of our common stock. Although our board is required to make any determination to issue any preferred stock based on its judgment as to the best interests of our stockholders, it could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over prevailing market prices of the stock. Our board does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock unless otherwise required by law or applicable stock exchange requirements.

Delaware Law and Specified Charter and Bylaw Provisions

Business combinations. We are subject to the provisions of section 203 of the Delaware General Corporation Law. Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction by which such stockholder became an “interested stockholder” was, approved in a prescribed manner. A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to specified exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s voting stock.

Limitation of liability; indemnification. Our certificate of incorporation contains provisions permitted under the Delaware General Corporation Law relating to the liability of directors. The provisions eliminate a director’s liability for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, such as the breach of a director’s duty of loyalty, acts or omissions that involve intentional misconduct or a knowing violation of law, liability under Section 174 of the Delaware General Corporation Law or transactions from which the director derived an improper personal benefit. This limitation of liability does not alter the liability of our directors and officers under federal securities laws. Furthermore, our bylaws contain provisions to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. These provisions do not limit or eliminate our right or the right of any of our stockholders to seek non-monetary relief, such as an injunction or rescission in the event of a breach by a director or an officer of his or her duty of care. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

Stockholder action; special meeting of stockholders. Our certificate of incorporation provides that stockholders may take action only at a duly called annual or special meeting of stockholders and may not act by written consent. Our bylaws further provide that special meetings of our stockholders may be called by the Chairman, President or Secretary only pursuant to a resolution approved by a majority of the board of directors.

Advance notice requirements for stockholder proposals and director nominations. Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must meet specified procedural requirements. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual or special meeting of stockholders.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following summarizes certain material U.S. federal income tax aspects of the acquisition, ownership and disposition of the debentures and, where noted, our common stock. This summary is based upon current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations promulgated thereunder and current administrative rulings and court decisions, all as in effect on the date hereof. All of the foregoing are subject to change, possibly on a retroactive basis, and to differing interpretations. We have not requested a ruling from the Internal Revenue Service (the “IRS”) on the tax consequences of owning the debentures or our common stock. As a result, the IRS could disagree with portions of this discussion.

This discussion is general information only and does not consider all aspects of U.S. federal income taxation that may be relevant to the acquisition, ownership and disposition of the debentures and our common stock by a prospective investor in light of that investor’s particular circumstances. For example, this discussion does not address the U.S. federal income tax consequences to investors that are subject to special treatment under the U.S. federal income tax laws, such as:

•	dealers in securities or foreign currency;

•	tax-exempt entities;

•	banks, thrifts, insurance companies, regulated investment companies or other financial institutions;

•	persons that hold the debentures or our common stock as part of a “straddle,” a “hedge” against currency risk, or a “conversion transaction;”

•	persons that have a “functional currency” other than the U.S. dollar;

•	certain expatriates and former long-term residents of the United States; and

•	partnerships and other pass-through entities (or investors holding interests in partnerships or pass-through entities) that hold the debentures or our common stock.

In addition, this discussion is limited to U.S. federal income tax consequences to persons that are beneficial owners of the debentures or our common stock and that hold the debentures or common stock as capital assets within the meaning of Section 1221 of the Code. Moreover, this discussion does not describe any tax consequences arising out of the U.S. alternative minimum tax law or the tax laws of any State, local or foreign jurisdiction or, except to a limited extent under the caption “Non-U.S. Holders—Federal Estate Tax,” any possible applicability of the U.S. federal gift or estate tax laws.

U.S. Holders

•	For purposes of the following discussion, a “U.S. Holder” is a beneficial owner of a debenture or our common stock that is:

•	a citizen or resident of the United States, including an alien resident who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code;

•	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the law of the United States or any State thereof or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust, if (1) a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) such trust was in existence on August 1, 1996 and has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Stated Interest on the Debentures. Interest on a debenture (including a payment made pursuant to a guarantee) will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with such holder’s method of accounting for U.S. federal income tax purposes.

Additional Amounts for Taxes. If payments of interest on the debentures are subject to any non-U.S. withholding taxes, we are required to make payments of additional amounts as described under “Description of Debentures—Additional Amounts.”

According to the applicable Treasury Regulations, the possibility of a change in the interest rate on the debentures will not affect the amount or timing of interest income recognized by a holder of a debenture if the possibility of the change, as of the date the debentures are issued, is remote or incidental. We intend to take the position that the possibility of payment of additional amounts for taxes is remote or incidental, and we do not intend to treat that possibility as affecting the yield to maturity of the debentures or as resulting in the debentures being treated, for U.S. federal income tax purposes, as being issued with original issue discount. Accordingly, any additional amounts for taxes payable to holders of the debentures should be includible in gross income as interest income by a U.S. Holder at the time the payment is made or accrues in accordance with the U.S. Holder’s regular method of tax accounting.

Our determination that the possibility of the payment of additional amounts for taxes is remote or incidental is binding on the holder, unless the holder explicitly discloses to the IRS on its tax return for the year during which the holder acquires a debenture that it is taking a different position. The IRS, however, may take a contrary position from that described above which, if sustained, could affect the timing and character of a holder’s income with respect to the payment of additional amounts for taxes.

Sale, Exchange or Retirement of the Debentures for Cash. Upon a sale, exchange, redemption, repayment or other taxable disposition (including in connection with a conversion) of a debenture solely for cash, a U.S. Holder will generally recognize capital gain or loss. The amount of capital gain or loss will be equal to the difference between the amount realized on the taxable disposition (excluding any payment for accrued and unpaid interest, which will be treated as a payment of interest and will be taxable as ordinary income if the U.S. Holder has not previously included the accrued interest in income, but including any “make whole” payment) and such U.S. Holder’s adjusted tax basis in the debenture. A U.S. Holder’s adjusted tax basis in a debenture will generally be equal to the U.S. Holder’s purchase price for the debenture. Such capital gain or loss will be long-term capital gain or loss if the holder has held the debenture for more than one year at the time of disposition. Currently, long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, are generally subject to a maximum regular U.S. federal income tax rate of 15%.

Market Discount. If a U.S. Holder purchases a debenture at a price that is less than its stated redemption price at maturity then, subject to a de minimis exception, the debenture will be deemed to carry “market discount.” Subject to a limited exception, a U.S. Holder that acquires a debenture having market discount is generally required to treat as ordinary income any gain recognized on the disposition of that debenture to the extent of the accrued market discount on that debenture at the time of maturity or dispositon, unless the U.S. Holder elects to include such accrued market discount in income over the life of the debenture.

The election to include market discount in income over the life of the debenture, once made, applies to all market discount obligations acquired on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. In general, market discount will be treated as accruing on a straight-line basis over the remaining system of the debenture at the time of acquisition, or, at the election of the U.S. Holder, under a constant yield method. If a constant yield election is made, it will apply only to the debenture with respect to which it is made, any may not be revoked. A U.S. Holder that acquires a debenture carrying market discount and that does not elect to include accrued market discount in income over the life of the debenture may be required to defer the deduction of all or a portion of the interest on any indebtedness incurred or maintained to purchase or carry the debenture until maturity or until the debenture is disposed of in a taxable transaction.

Amortizable Premium. A U.S. Holder that purchases a debenture at a premium over its stated principal amount, plus accrued interest, generally may elect to amortize that premium (referred to as Section 171 premium) from the purchase date to the debenture’s maturity date under a constant yield method that reflects semiannual compounding based on the debenture’s payment period. Amortizable premium, however, will not include any premium attributable to a debenture’s conversion feature. The premium attributable to the conversion feature is the excess, if any, of the debenture’s purchase price over what the debenture’s fair market value would be if there were no conversion feature. Amortizable Section 171 premium is treated as an offset to interest income on a debenture and not as a separate deduction. The election to amortize premium on a constant yield method, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

Conversion of Debentures into Common Stock. A U.S. Holder’s conversion of a debenture solely into our common stock (including upon a put to us whereunder we exercise our option to issue our common stock) will not be a taxable event, except with respect to cash received in lieu of a fractional share of our common stock and to common stock attributable to accrued and unpaid interest. A U.S. Holder will recognize gain or loss upon the receipt of cash in lieu of a fractional share of our common stock, measured by the difference between the cash received and the U.S. Holder’s tax basis attributable to the fractional share. The fair market value of our common stock received with respect to accrued and unpaid interest will be taxed as a payment of interest (as described above).

A U.S. Holder’s tax basis in our common stock received upon a conversion of a debenture will be the same as the U.S. Holder’s basis in the debenture at the time of conversion, reduced by any basis allocated to a fractional share and increased by the amount attributable to accrued and unpaid interest. The U.S. Holder’s holding period for the common stock received will include the holder’s holding period for the debenture converted, except that the holding period of any common stock received with respect to accrued and unpaid interest will commence on the day after the date of conversion.

Repurchase of the Debentures at the Option of the Holder. If a U.S. Holder of a debenture exercises that holder’s right to require us to repurchase a debenture and we deliver our common stock in full satisfaction of the repurchase price (other than the portion of the repurchase price, if any, attributable to a fractional share or to accrued and unpaid interest, which will be paid in cash), the exchange of the debenture for our common stock, although not entirely free from doubt, should be treated in the manner described above under “U.S. Holders—Conversion of Debentures into Common Stock.”

If a U.S. Holder receives a combination of cash and our common stock upon the exercise of either a conversion right or a put to us, the U.S. federal income tax consequences to the U.S. Holder are unclear. The two most likely tax treatments are:

•	a partial taxable sale of the debenture resulting in gain or loss to the U.S. Holder and a partial tax-free conversion of the debenture under which the U.S. Holder would apply the principles described above under both “U.S. Holders—Sale, Exchange or Retirement of the Debentures for Cash” and “U.S. Holders—Conversion of Debentures into Common Stock,” respectively, based upon a proration of the debenture between the amount of cash and the fair market value of our common stock received; or

•	a recapitalization under which the U.S. Holder would recognize gain, but not loss, on the repurchase equal to the lesser of (i) the amount of cash received (other than in respect of a fractional share or in respect of accrued and unpaid interest) and (ii) the amount of gain realized (equal to the excess, if any, of the amount of cash the holder receives (other than in respect of a fractional share or of accrued and unpaid interest) plus the fair market value of common stock the holder receives over that holder’s tax basis in the debenture.

Cash received in respect of a fractional share should be treated in the same manner as described above under “U.S. Holders—Conversion of Debentures into Common Stock,” and cash received in respect of accrued but unpaid interest will be taxed as a payment of interest.

Any U.S. Holders of debentures that receive a combination of cash and our common stock should consult their tax advisers as to the U.S. federal income tax consequences to them.

If a U.S. Holder of a debenture exercises that holder’s right to require us to repurchase a debenture and we deliver cash in full satisfaction of the repurchase price, the repurchase will be treated in the same manner as a sale of the debenture, as described above under “U.S. Holders—Sale, Exchange or Retirement of the Debentures for Cash.”

Constructive Dividends. The conversion ratio of the debentures will be adjusted if we distribute cash in excess of specified amounts with respect to shares of our common stock and in certain other circumstances. An increase in the conversion ratio as a result of our distribution of cash to common stockholders generally will result in a deemed distribution to U.S. Holders. If we were to make a distribution of property to stockholders (for example, distributions of evidences of indebtedness or assets, but generally not stock dividends or rights to subscribe for our common stock) and the conversion price underlying the debentures were decreased pursuant to the anti-dilution provisions of the indenture, such decrease would be deemed a distribution to U.S. Holders. In addition, other decreases in the conversion price of the debentures may, depending on the circumstances, be deemed distributions to U.S. Holders. Any such deemed distribution will generally be taxed in the same manner as an actual dividend distribution. In certain circumstances, the reverse may be true—that is, the failure to make an adjustment of the conversion price under the indenture may result in a taxable distribution to holders of our common stock.

Taxation of Distributions on Our Common Stock. Distributions paid on our common stock received upon the conversion of a debenture, other than certain pro rata distributions of common shares, will be treated as dividends to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles) and will be includible in income by the U.S. Holder and taxable as ordinary income when received. Under recently enacted legislation, dividends received by a non-corporate U.S. Holder may be subject to U.S. federal income tax at lower rates than other types of ordinary income if certain conditions are met. U.S. Holders should consult their own tax advisers regarding the implications of this new legislation in their particular circumstances. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the U.S. Holder’s investment, up to the U.S. Holder’s tax basis in our common stock. Any remaining excess will be treated as capital gain.

Sale or Other Disposition of Our Common Stock. Unless a nonrecognition provision applies, gain or loss realized by a U.S. Holder on the sale or other taxable disposition of our common stock received upon the conversion of a debenture will be recognized as capital gain or loss for U.S. federal income tax purposes, and will be long-term capital gain or loss if the U.S. Holder held the common stock for more than one year. The amount of the U.S. Holder’s gain or loss will be equal to the difference between the U.S. Holder’s tax basis in the common stock disposed of and the amount realized on the disposition. Long-term capital gains recognized by certain non-corporate U.S. Holders, including individuals, will generally be subject to a reduced tax rate. The deductibility of capital losses is subject to limitations.

Backup Withholding and Information Reporting. A U.S. Holder of a debenture or our common stock may be subject, under certain circumstances, to information reporting and backup withholding at the then-applicable rate (currently 28%) with respect to payments of interest and dividends on, and gross proceeds from a sale, exchange, redemption or other taxable disposition of, a debenture or our common stock. These backup withholding rules apply if the U.S. Holder, among other things: (i) fails to furnish a Social Security number or other taxpayer identification number (“TIN”) certified under penalties of perjury within a reasonable time after the request therefor; (ii) furnishes an incorrect TIN; (iii) fails to properly report interest; or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such U.S. Holder is not subject to backup withholding. (A U.S. Holder of a debenture or our common stock that does not provide that holder’s TIN may also be subject to penalties imposed by the IRS.)

Backup withholding is not an additional tax. Any amount paid as backup withholding may be refunded or credited against the U.S. Holder’s U.S. federal income tax liability, provided the requisite information is timely provided to the IRS. Certain persons are exempt from backup withholding, including corporations and tax-exempt entities, provided their exemption from backup withholding is properly established. U.S. Holders of debentures and our common stock should consult their own tax advisers as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

We will report to the IRS and to the holders of the debentures and our common stock the amount of any payments of interest on the debentures and dividends on our common stock made by us, as well as any amounts withheld with respect to the debentures or our common stock, during the calendar year.

Non-U.S. Holders

The following discussion is limited to the U.S. federal income and estate tax consequences to a holder of a debenture or our common stock that is a beneficial owner and is an individual, corporation, estate or trust other than either a U.S. Holder or a person subject to rates applicable to former citizens and residents of the United States (a “Non-U.S. Holder”).

Our Debentures. All payments on the debentures made to a Non-U.S. Holder and any gain realized on a sale or exchange of the debentures will be, and, although not entirely free from doubt, any additional amounts for non-U.S. taxes should be, exempt from U.S. federal income and withholding tax, provided that:

•	the Non-U.S. Holder (i) does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) is not a “controlled foreign corporation” with respect to which we are a “related person” within the meaning of the Code, and (iii) is not a bank receiving certain types of interest;

•	the Non-U.S. Holder certifies, under penalties of perjury, on a properly executed Form W-8BEN (or any successor form) prior to the payment of interest that such holder is not a U.S. person and provides such holder’s name and address;

•	the payments are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States;

•	in the case of a Non-U.S. Holder who is a nonresident alien individual, the individual is not present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met; and

•	in the case of gain realized on the sale, exchange, conversion or retirement of the debentures, we are not, and have not been within the shorter of the five-year period preceding such sale, exchange, conversion or retirement and the period the Non-U.S. Holder held the debentures, a U.S. real property holding corporation, or, if we are or have been a U.S. real property holding corporation within that time, the Non-U.S. Holder owns no more than 5% of our common stock. We believe that we are not, and do not anticipate becoming, a U.S. real property holding corporation for U.S. federal income tax purposes.

Conversion into Our Common Stock. A Non-U.S. Holder’s conversion of a debenture into our common stock will not be a taxable event. However, to the extent that a Non-U.S. Holder receives cash in lieu of a fractional share upon conversion or is deemed to receive accrued and unpaid interest, any such gain and/or interest would be subject to the rules described above under “Non-U.S. Holders—Our Debentures”).

Our Common Stock. Dividends (including constructive dividends on the debentures as described above under “U.S. Holders—Constructive Dividends”) paid to a Non-U.S. Holder of our common stock generally will be subject to U.S. withholding tax at a 30% rate, subject both to reduction under an applicable income tax treaty and to the discussion below of income effectively connected with the conduct of a trade or business in the United States. In order to obtain a reduced rate of withholding, a Non-U.S. Holder will be required to provide a properly executed IRS Form W-8BEN (or any successor form) certifying its entitlement to benefits under a treaty. A Non-U.S. Holder that is subject to withholding tax under such circumstances should consult that holder’s own tax adviser as to whether such holder can obtain a refund for all or a portion of the withholding tax.

A Non-U.S. Holder generally will not be subject to U.S. federal income tax on gain realized on a sale or other disposition of our common stock received upon a conversion of a debenture, unless:

•	the gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States;

•	in the case of a Non-U.S. Holder who is a nonresident alien individual, the individual is present in the United States for 183 or more days in the taxable year of the disposition and certain other conditions are met; or

•	we are or have been a U.S. real property holding corporation at any time within the shorter of the five-year period preceding such sale, exchange or disposition and the period during which the Non-U.S. Holder held the common stock and the debenture and, if we are or have been a U.S. real property holding corporation within that time, the Non-U.S. Holder owns more than 5% of our common stock.

U.S. Trade or Business. For purposes of the discussion below, income or gain is generally considered U.S. trade or business income if such income or gain is:

•	effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business; or

•	in the case of a treaty resident, attributable to a U.S. permanent establishment (or, in the case of an individual, a fixed base) maintained by the Non-U.S. Holder in the United States.

If a Non-U.S. Holder of a debenture or our common stock is engaged in a trade or business in the United States, and if payments on a debenture, dividends paid on our common stock or gain on the disposition of a debenture or our common stock is effectively connected with the conduct of that trade or business, the Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder) (see “U.S. Holders” above). Non-U.S. Holders should consult their own tax advisers with respect to other tax consequences of the ownership of the debentures or of our common stock, including, for Non-U.S. Holders that are corporations, the possible imposition of a branch profits tax at a rate of 30% (subject to reduction by an applicable income tax treaty) on their effectively connected income.

Federal Estate Tax. Any debenture held (or treated as held) by an individual who is a Non-U.S. Holder at the time of his or her death will not be subject to U.S. federal estate tax, provided that payments on the debentures are exempt from U.S. federal withholding tax, as described above under “Non-U.S. Holders—Our Debentures,” without regard to that section’s certification requirements. However, our common stock held by an individual who is a Non-U.S. Holder at the time of death will be included in the gross estate of the Non-U.S. Holder for U.S. federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding. We must report annually to the IRS and to each Non-U.S. Holder any interest or dividends that are paid to the Non-U.S. Holder. Copies of these information returns also may be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

Treasury Regulations provide that the backup withholding tax (currently at a rate of 28%) and certain information reporting will not apply to payments of interest or dividends with respect to which either the requisite certification that the Non-U.S. Holder is not a U.S. person, as described above under “Non-U.S. Holders—Our Debentures,” has been received or an exemption has otherwise been established, provided that neither we nor our paying agent have actual knowledge, or reason to know, that the Non-U.S. Holder is a U.S. person or that the conditions of any other exemption are not in fact satisfied.

The payment of the gross proceeds from the sale, exchange, redemption or other disposition of the debentures or our common stock to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the Non-U.S. Holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge, or reason to know, that the Non-U.S. Holder is a U.S. person or that the conditions of any other exemption are not in fact satisfied. The payment of the gross proceeds from the sale, exchange, redemption or other disposition of the debentures or our common stock to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a “U.S. related person”). In the case of the payment of the gross proceeds from the sale, exchange, redemption or other disposition of the debentures or our common stock to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, Treasury Regulations require information reporting (but not backup withholding) on the payment unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge, or reason to know, to the contrary.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against the Non-U.S. Holder’s U.S. federal income tax liability, provided that the requisite information is timely provided to the IRS.

All certifications described above under the heading “Non-U.S. Holders” are subject to special rules with respect to reliance standards, under which certifications provided by holders may not be relied on under certain circumstances (for example, if we, our paying agent, or the broker has actual knowledge or reason to know that the certification is false).

THE PRECEDING DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE DEBENTURES OR OUR COMMON STOCK IS GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH INVESTOR IS URGED TO CONSULT THAT INVESTOR’S OWN TAX ADVISER AS TO PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF DEBENTURES AND, WHERE APPLICABLE, OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY FEDERAL, STATE, LOCAL OR FOREIGN TAX LAWS AND OF ANY PROPOSED CHANGES IN APPLICABLE LAW.

SELLING SECURITY HOLDERS

We originally sold the debentures to J.P. Morgan Securities Inc., Banc of America Securities LLC, Credit Lyonnais Securities (USA) Inc., SG Cowen Securities Corporation and Daiwa Securities SMBC Europe Limited (which we refer to as the initial purchasers in this prospectus) in private placements in November 2003 and December 2003. The debentures were immediately resold by the initial purchasers in transactions exempt from registration under Rule 144A under the Securities Act. Selling security holders, which term includes their transferees, pledgees, donees or their successors, may from time to time offer and sell the debentures and the common stock into which the debentures are convertible pursuant to this prospectus or any applicable prospectus supplement.

The following table sets forth certain information concerning the principal amount of debentures beneficially owned and the number of shares of common stock issuable on conversion of those debentures that may be offered from time to time under this prospectus by the selling security holders named in the table. We prepared this table based on the information supplied to us by the selling security holders named in the table and we have not sought to verify such information. This table only reflects information regarding selling security holders who have provided us with such information. We expect that we will update this table as we receive more information from holders of the debentures who have not yet provided us with their information. We will supplement or amend this prospectus to include additional selling security holders on request and on provision of all required information to us. Information concerning the selling security holders may change from time to time and any changed information will be set forth in amendments or supplements to this prospectus if and when necessary.

The number of shares of common stock issuable on conversion of the debentures shown in the table below assumes conversion of the full amount of debentures held by each selling security holder at an initial conversion rate of 73.3568 shares per $1,000 principal amount of debentures. This conversion rate is subject to adjustment in certain events. Accordingly, the number of conversion shares may increase or decrease from time to time. The percentages of common stock beneficially owned and being offered are based on the number of shares of our common stock that were outstanding as of December 31, 2003. Because the selling security holders may offer all or some portion of the debentures or the shares of common stock issuable on conversion of the debentures pursuant to this prospectus, we have assumed for purposes of the table below that the selling security holders will sell all of the debentures and all of the shares of common stock offered by this prospectus pursuant to this prospectus. In addition, the selling security holders identified below may have sold, transferred or otherwise disposed of all or a portion of their debentures in transactions exempt from the registration requirements of the Securities Act since the date on which they provided the information to us regarding their holdings. As of December 31, 2003, we had $150,000,000 in principal amount of the debentures and 63,990,899 shares of common stock outstanding.

Based on information provided by the selling security holders, none of the selling security holders has held any position or office or has had any material relationship with us within the past three years except as described below.

Name	Principal Amount of Debentures Beneficially Owned and Offered	Percentage of Debentures Outstanding	Shares of Common Stock Beneficially Owned Before the Offering(1)	Conversion Shares of Common Stock Offered(2)
Pioneer High Yield Fund	15,050,000	10.03%	—	1,104,019
Nations Convertible Securities Fund c/o Bank of New York	6,461,000	4.31%	—	473,958
Grace Convertible Arbitrage Fund Ltd	6,200,000	4.13%	—	454,812
Context Convertible Arbitrage Offshore Ltd	5,200,000	3.47%	—	381,455
DKR Saturn Holding Fund Ltd	4,500,000	3.00%	—	330,105
DKR Saturn Event Driven Holding Fund Ltd	4,500,000	3.00%	—	330,105
TQA Special Opportunities Master Fund Ltd	4,000,000	2.67%	—	293,427
National Bank of Canada c/o Putnam Lovell NBF Securities Inc.	4,000,000	2.67%	—	293,427
TD Securities (USA) Inc.	3,806,000	2.54%	—	279,195
TQA Master Plus Fund Ltd	3,611,000	2.41%	—	264,891
Fore Convertible Master Fund Ltd	2,573,000	1.72%	—	188,747
Maystone Continuum Master Fund Ltd	2,400,000	1.60%	—	176,056
Context Convertible Arbitrage Fund LP	2,400,000	1.60%	—	176,056
TQA Master Fund Ltd	2,332,000	1.55%	—	171,068
KBC Financial Products USA Inc.	2,300,000	1.53%	—	168,720
Kdc Convertible Arbitrage LP	2,250,000	1.50%	—	165,052
JMG Triton Offshore Fund Ltd	2,250,000	1.50%	—	165,052
JMG Capital Partners LP	2,250,000	1.50%	—	165,052
CNH CA Master Account Ltd	2,100,000	1.40%	—	154,049
SG Cowan Securities Corp	2,050,000	1.37%	—	150,381
Tribeca Investments Ltd	2,000,000	1.33%	—	146,713
Van Kampen Equity and Income Fund	1,968,000	1.31%	—	144,366
Pioneer US High Yield Corp Bond Sub Fund	1,700,000	1.13%	—	124,706
Mariner LDC	1,600,000	1.07%		117,370
Grace Brothers Ltd	1,500,000	1.00%		110,035
CooperNeff Convertible Strategies (Cayman) Master Fund LP	1,343,000	*	—	98,518
Sterling Invest Co	1,250,000	*	—	91,696
BNP Paribas Equity Strategies SNC	1,238,000	*	9,009	90,815
National Bank of Canada	1,100,000	*	—	80,692
McMahan Securities Co. LP	1,000,000	*	—	73,356
Man Mac 1 Limited	838,000	*	—	61,473
Guggenheim Portfolio Company VIII (Cayman) Ltd	838,000	*	—	61,473
KDC Convertible Arb Master Fund C.V	750,000	*	—	55,017
Xavex Convertible Arbitrage 7 Fund c/o TQA Investors LLC	585,000	*	—	42,913
Zurich Institutional Benchmarks Master Fund Ltd c/o TQA Investors LLC	533,000	*	—	39,099
Lyxor/Context Fund Ltd	500,000	*	—	36,678
Lord Abbett Investment Trust—LA Convertible Fund	425,000	*	—	31,176
Royal Bank of Canada (Norshield)	400,000	*	—	29,342

Name	Principal Amount of Debentures Beneficially Owned and Offered	Percentage of Debentures Outstanding	Shares of Common Stock Beneficially Owned Before the Offering(1)	Conversion Shares of Common Stock Offered(2)
LDG Limited	376,000	*	—	27,582
Singlehedge US Convertible Arbitrage Fund	321,000	*	—	23,547
WPG Convertible Arbitrage Overseas Master Fund	250,000	*	—	18,339
Univest Convertible Arbitrage Fund II Ltd (Norshield)	250,000	*	—	18,339
Sturgeon Limited	178,000	*	—	13,057
Sphinx Fund c/o TQA Investors LLC	147,000	*	—	10,783
Univest Multistrategy Fund—Conv Arb	100,000	*	—	7,335
RBC Alternative Assets Fund—Conv Arb	100,000	*	—	7,335
Lyxor Convertible Arbitrage Fund Ltd	95,000	*	—	6,968
Lexington Vantage Fund c/o TQA Investors LLC	57,000	*	—	4,181
WPG MSA Convertible Arbitrage Fund	50,000	*	—	3,667
Convertible Securities Fund c/o Bank of America	39,000	*	—	2,860
Morgan Stanley Fundamental Value Fund	23,000	*	—	1,687
Universal Institutional Funds Equity & Income Fund	9,000	*	—	660
Additional Selling Security Holders that may be identified in a supplement or amendment hereto	48,204,000			3,536,091

*	Less than one percent.
(1)	Figures in this column do not include the shares of common stock issuable on conversion of the debentures listed in the column to the right.
(2)	Figures in this column represent the number of shares of common stock issuable on conversion of all of the debentures owned by the security holders based on the initial conversion rate of 73.3568 shares per $1,000 principal amount of debentures. This conversion rate is subject to adjustment as described under “Description of Debentures—Conversion Rate Adjustments.” Accordingly, the number of shares of our common stock to be sold may increase or decrease from time to time. Fractional shares will not be issued upon conversion of the notes. Cash will be paid instead of fractional shares, if any.

PLAN OF DISTRIBUTION

The selling security holders, which term includes all transferees, pledges, donees or their successors, may from time to time sell the debentures and the common stock into which the debentures are convertible covered by this prospectus, which we collectively refer to in this section as the securities, directly to purchases or offer the securities through underwriters, broker-dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling security holders and/or the purchasers of securities for whom they may act as agent, which discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The securities may be sold in one or more transactions:

•	at fixed prices;

•	at prevailing market prices at the time of sale;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

These sales may be effected in transactions that may involve crosses or block transactions, in the following manner:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, including the New York Stock Exchange in the case of our common stock;

•	in the over-the-counter-market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing and exercise of options, whether these options are listed on any options exchange or otherwise.

In connection with the sale of the securities, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging position they assume. The selling security holders may sell the securities short and deliver securities to close out short positions, or loan or pledge the securities or broker-dealer that in turn may sell these securities.

Our outstanding common stock is listed for trading on the New York Stock Exchange under the symbol “MCH.” We do not intend to list the debentures on any securities exchange. We cannot assure you as to the liquidity of any trading market for the debentures that may develop.

In order to comply with the securities laws of some jurisdictions, if applicable, the holders of securities may offer and sell those securities in such jurisdictions only through registered or licensed brokers or dealers. In addition, under certain circumstances, in some jurisdictions the securities may not be offered or sold unless they have been registered or qualified for sale in the applicable jurisdiction or an exemption from registration or qualification requirements is available and is complied with.

The selling security holders, and any underwriters, broker-dealers or agents that participate in the sale of the securities, may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any sale of the securities may be underwriting compensation under the Securities Act. The selling security holders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M, and have agreed that they will not engage in any transaction in violation of such provisions.

If required, at the time of a particular offering of securities by a selling security holder, a supplement to this prospectus will be circulated setting forth the name or names of any underwriters, broker-dealers or agents, any discounts, commissions or other terms constituting compensation for underwriters and any discounts, commissions or concessions allowed or reallowed or paid to agents or broker-dealers.

We entered into a registration rights agreement for the benefit of holders of the securities to register their securities under applicable federal and state securities laws under specific circumstances and at specific times. The registration rights agreements provided for cross indemnification of the selling security holders and us and their and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the securities, including liabilities under the Securities Act. In the event the selling security holders sell their securities through any underwriter, the registration rights agreement provides for indemnification by us of those underwriters and their respective directors, officers and controlling persons against specified liabilities in connection with the offer and sale of those securities. Pursuant to the registration rights agreement, we will bear all fees and expenses incurred in connection with the registration of the securities, except that selling security holders will pay all broker’s commissions and, in connection with any underwritten offering, underwriting discounts and commissions.

LEGAL MATTERS

The validity and enforceability of the debentures and the common stock issuable upon conversion of the debentures will be passed upon for us by C. William Carmean, attorney-at-law. Mr. Carmean is the Senior Vice President, General Counsel and Secretary of Millennium Chemicals and Millennium America and is a director of Millennium America.

EXPERTS

The financial statements of Millennium Chemicals and the consolidated financial statements of Equistar Chemicals, LP incorporated in this prospectus by reference to the Annual Report on Form 10-K of Millennium Chemicals Inc. for the year ended December 31, 2003, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important business and financial information to you that is not included in or delivered with this prospectus by referring you to those publicly filed documents containing the information. We provide a list of all documents we incorporate by reference in this prospectus under “Incorporation by Reference” below.

You may read and copy the information that we incorporate in this prospectus by reference as well as other reports, proxy statements and other information that we file with the SEC at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain copies from the public reference room by calling the SEC at (800) 732-0330. In addition, we are required to file electronic versions of those materials with the SEC through the SEC’s EDGAR system. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC. You may also review reports and other information concerning us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Each person to whom a prospectus is delivered may also request a copy of those materials, free of cost, by writing or telephoning us at the following address:

Millennium Chemicals Inc.

20 Wight Avenue, Suite 100

Hunt Valley, Maryland 21030

(410) 229-4400

Attention: Corporate Secretary

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If you receive any other information, you should not rely on it. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus or, with respect to information incorporated by reference from reports or documents filed with the SEC, as of the date such report or document was filed. We are not making an offer to sell these securities in any state where the offer is not permitted.

In this prospectus (including the documents incorporated by reference), we make reference to information regarding Equistar. Equistar is subject to the informational requirements of the Exchange Act and, under the Exchange Act, files reports and other information with the SEC. The reports and other information filed with the SEC may be inspected and copied at the public reference facilities maintained by the SEC, as described above. The information concerning Equistar set forth or incorporated by reference in this prospectus is based entirely on information Equistar has made publicly available.

We incorporate by reference in this prospectus the information contained in the following documents:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2003 of Millennium Chemicals, as filed with the SEC on March 12, 2004; and

•	all documents that Millennium Chemicals files with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until we complete the exchange offer.

You may obtain copies of those documents from us, free of cost, by contacting us at the address or telephone number provided in “Where You Can Find More Information.”

Information that we file with the SEC after the date of this prospectus and that is incorporated by reference in this prospectus will automatically update and supersede information contained in this prospectus. You will be deemed to have notice of all information incorporated by reference in this prospectus as if that information were included in this prospectus.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act covering the debentures and the shares of common stock issuable on conversion of the debentures to be offered and sold by this prospectus. This prospectus does not contain all of the information included in the registration statement, some of which is contained in exhibits to the registration statement. The registration statement, including the exhibits, can be read at the SEC web site or at the SEC offices referred to above. Any statement made or incorporated by reference into this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual contract, agreement or other document. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

PART II

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by the registrant in connection with the resales of the securities to be registered, other than underwriting commissions. All amounts shown are estimates except the SEC registration statement filing fee. The selling security holders will pay none of the expenses listed below:

Amount to be paid
SEC registration statement filing fee	$19,005
Printing fees and expenses	15,000
Legal fees and expenses	35,000
Accounting fees and expenses	10,000
Other	995

Total	$80,000

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

Generally, Section 145 of the General Corporation Law of the State of Delaware (the “GCL”), permits a corporation to indemnify certain persons made a party to an action by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. To the extent that person has been successful in any such matter, that person shall be indemnified against expenses actually and reasonably incurred by him. In the case of an action by or in the right of the corporation, no indemnification may be made in respect of any matter as to which that person was adjudged liable unless and only to the extent that the Delaware Court of Chancery or the court in which the action was brought determines that, despite the adjudication of liability, that person is fairly and reasonably entitled to indemnity for proper expenses.

The by-laws of each of the Registrants provide for indemnification of the Registrants’ respective officers and directors to the fullest extent permitted by law.

Section 102(b)(7) of the GCL enables a Delaware corporation to include a provision in its certificate of incorporation limiting a director’s liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director. Each of the Registrants have adopted provisions in their respective certificates of incorporation that provide for such limitation to the fullest extent permitted under Delaware law.

The directors and officers of each of the Registrants are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act of 1933, which might be incurred by them in such capacities and against which they may not be indemnified by the Registrants.

ITEM 16. EXHIBITS

Exhibit Number	Description of Exhibit

4.1	Specimen Common Stock certificate (incorporated by reference to exhibit 4.1 to Millennium Chemicals Inc.’s Registration Statement on Form 10-12B filed on August 23, 1996)

4.2	Indenture relating to Millennium Chemicals Inc.’s 4% Convertible Senior Debentures due 2023, dated November 25, 2003 (incorporated by reference to exhibit 4.1 to Millennium Chemicals Inc.’s Current Report on Form 8-K filed on November 25, 2003)

4.4	Form of Debenture (See Exhibit 4.2)

5.1	Opinion of C. William Carmean*

10.1	Registration Rights Agreement dated November 25, 2003 among Millennium Chemicals Inc., Millennium America Inc., J.P. Morgan Securities Inc. and Banc of America Securities LLC*

12.1	Statement regarding computation of earnings to fixed charges*

23.1	Consent of Independent Accountants*

23.2	Consent of Independent Accountants*

23.3	Consent of C. William Carmean (see Exhibit 5.1)

24.1	Power of Attorney (contained on signature page)

25.1	Form T-1 Statement of Eligibility of The Bank of New York as trustee *

*	Filed herewith

ITEM 17. UNDERTAKINGS

Each undersigned registrant hereby undertakes:

1. to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

a. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

b. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that clauses (a) and (b) do not apply if the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

2. that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Each undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of each registrant pursuant to the foregoing provisions or otherwise, each registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by each registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Each undersigned registrant hereby undertakes that:

1. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance on Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective;

2. For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

Each undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act (“Act”) in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, each of the registrants has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on March 23, 2004.

MILLENNIUM CHEMICALS INC.

By:		/S/ ROBERT E. LEE
	NAME:	ROBERT E. LEE
	TITLE:	PRESIDENT AND CHIEF EXECUTIVE OFFICER

MILLENNIUM AMERICA INC.

By:		/S/ ROBERT E. LEE
	NAME:	ROBERT E. LEE
	TITLE:	PRESIDENT AND CHIEF EXECUTIVE OFFICER

POWER OF ATTORNEY

Each person whose signature appears below appoints any of Robert E. Lee, John E. Lushefski and C. William Carmean as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and anything appropriate or necessary to be done about the premises, as fully and for all intents and purposes as he might or could do in person, hereby ratifying and confirming that any such attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons for Millennium Chemicals Inc. on March 23, 2004 in the capacities indicated.

SIGNATURE	CAPACITY

/S/ ROBERT E. LEE (ROBERT E. LEE)	President, Chief Executive Officer and a Director (principal executive officer)

/S/ WORLEY H. CLARK, JR.	Chairman of the Board and a Director
(WORLEY H. CLARK, JR.)

/S/ JOHN E. LUSHEFSKI (JOHN E. LUSHEFSKI)	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)

/S/ THE RT. HON. LORD BAKER	Director
(THE RT. HON. LORD BAKER)

/S/ MARY K. BUSH	Director
(MARY K. BUSH)

SIGNATURE	CAPACITY

/S/ IRVIN F. DIAMOND	Director
(IRVIN F. DIAMOND)

/S/ THE RT. HON. LORD GLENARTHUR	Director
(THE RT. HON. LORD GLENARTHUR)

/S/ DAVID J.P. MEACHIN	Director
(DAVID J.P. MEACHIN)

/S/ DANIEL S. VAN RIPER	Director
(DANIEL S. VAN RIPER)

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons for Millennium America Inc. on March 23, 2004, in the capacities indicated.

SIGNATURE	CAPACITY

/S/ ROBERT E. LEE (ROBERT E. LEE)	President, Chief Executive Officer and a Director (principal executive officer)

/S/ JOHN E. LUSHEFSKI (JOHN E. LUSHEFSKI)	Executive Vice President, Chief Financial Officer and a Director (principal financial and accounting officer)

/S/ C. WILLIAM CARMEAN (C. WILLIAM CARMEAN)	Senior Vice President—General Counsel, Secretary and a Director

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

4.1	Specimen Common Stock certificate (incorporated by reference to exhibit 4.1 to Millennium Chemicals Inc.’s Registration Statement on Form 10-12B filed on August 23, 1996)

4.2	Indenture relating to Millennium Chemicals Inc.’s 4% Convertible Senior Debentures due 2023, dated November 25, 2003 (incorporated by reference to exhibit 4.1 to Millennium Chemicals Inc. Current Report on Form 8-K filed on November 25, 2003)

4.4	Form of Debenture (See Exhibit 4.2)

5.1	Opinion of C. William Carmean as to the legality of the securities being registered*

10.1	Registration Rights Agreement dated November 25, 2003 among Millennium Chemicals Inc., Millennium America Inc., J.P. Morgan Securities Inc. and Banc of America Securities LLC*

12.1	Statement regarding computation of earnings to fixed charges*

23.1	Consent of Independent Accountants*

23.2	Consent of Independent Accountants*

23.3	Consent of C. William Carmean (see Exhibit 5.1)

24.1	Power of Attorney (contained on signature page)

25.1	Form T-1 Statement of Eligibility of The Bank of New York as trustee*

*	Filed herewith